UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported):  September 2, 2009 (September 2, 2009)

GEORGIA GULF CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-09753	58-1563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Perimeter Center Place, Suite 460, Atlanta, GA		30346
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (770) 395 - 4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01	Other Events.

This Current Report on Form 8-K is being filed to update the historical financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as previously amended, in order to (i) amend the report of our independent registered public accounting firm and modify footnote 23 to the consolidated financial statements to delete references to uncertainty about our ability to continue as a going concern and (ii) reflect the 1-for-25 reverse stock split of our common stock effected July 28, 2009.  All other information in the historical financial statements, as previously amended, remains unchanged. Additionally, this Current Report is being filed to update Item 6 Selected Financial Data included in our Annual Report on Form 10-K for the year ended December 31, 2008 in order to reflect the 1-for-25 reverse stock split of common stock.  This will permit the Company to incorporate these financial statements by reference in future filings with the Securities and Exchange Commission. The following are the updated financial statements, financial statement schedule and five year selected financial data.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Georgia Gulf Corporation

Atlanta, GA

We have audited the accompanying consolidated balance sheets of Georgia Gulf Corporation and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008.  Our audits also included the financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Georgia Gulf Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the financial statements, the accompanying financial statements have been retrospectively adjusted for Financial Accounting Standards Board Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, which requires that share-based awards with non-forfeitable dividends are classified as participating securities in the calculation of basic earnings per share.

As discussed in Note 1, on July 28, 2009, the Company effected a 1-for-25 reverse stock split.

As described in Note 16, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainties in Income Taxes an Interpretation of FASB Statement No. 109, on January 1, 2007.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 17, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 17, 2009

(June 29, 2009 as to the (Loss) Earnings Per Share disclosure in Note 1, July 28, 2009 as to the effects of the reverse stock split described in Note 1, and September 2, 2009 as to Note 23)

Georgia Gulf Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,
	2008	2007
Assets
Cash and cash equivalents	$89,975	$9,227
Receivables, net of allowance for doubtful accounts of $12,307 in 2008 and $12,815 in 2007	117,287	211,613
Inventories	240,199	366,545
Prepaid expenses	21,360	19,999
Income tax receivables	2,264	15,837
Deferred income taxes	22,505	25,049
Total current assets	493,590	648,270
Property, plant and equipment, net	760,760	967,188
Goodwill	189,003	282,282
Intangible assets, net of accumulated amortization of $9,988 in 2008 and $6,147 in 2007	15,905	75,789
Other assets, net	150,643	196,262
Non-current assets held for sale	500	31,873
Total assets	$1,610,401	$2,201,664
Liabilities and Stockholders’ Equity
Current portion of long-term debt	$56,843	$24,209
Accounts payable	105,052	232,477
Interest payable	16,115	17,752
Income taxes payable	3,476	1,094
Accrued compensation	9,890	32,882
Liability for unrecognized income tax benefits and other tax reserves	27,334	79,431
Other accrued liabilities	49,693	59,680
Total current liabilities	268,403	447,525
Long-term debt	1,337,307	1,357,799
Liability for unrecognized income tax benefits	34,592	37,874
Deferred income taxes	70,141	134,464
Other non-current liabilities	39,886	27,201
Total liabilities	1,750,329	2,004,863
Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock—$0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock—$0.01 par value; 3,000,000 shares authorized; shares issued and outstanding: 1,379,273 in 2008 and 1,375,695 in 2007	14	14
Additional paid-in capital	105,815	103,568
Retained (deficit) earnings	(218,502)	44,730
Accumulated other comprehensive (loss) income, net of tax	(27,255)	48,489
Total stockholders’ (deficit) equity	(139,928)	196,801
Total liabilities and stockholders’ equity	$1,610,401	$2,201,664

See accompanying notes to consolidated financial statements.

Georgia Gulf Corporation and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended December 31,
	2008	2007	2006
Net sales	$2,916,477	$3,157,270	$2,427,843
Operating costs and expenses:
Cost of sales	2,717,409	2,851,426	2,152,571
Selling, general and administrative expenses	168,572	225,607	119,151
Goodwill, intangibles and other long-lived asset impairment charges	175,958	158,960	—
Restructuring costs	21,973	3,659	—
(Gains) losses on sale of assets	(27,282)	1,304	—
Total operating costs and expenses	3,056,630	3,240,956	2,271,722
Operating (loss) income	(140,153)	(83,686)	156,121
Other (expense) income:
Interest expense	(134,513)	(134,568)	(51,648)
Foreign exchange (loss) gain	(4,264)	6,286	(21,543)
Interest income	1,308	805	369
(Loss) income from continuing operations before income taxes	(277,622)	(211,163)	83,299
(Benefit) provision for income taxes	(19,979)	44,000	31,497
(Loss) income from continuing operations	(257,643)	(255,163)	51,802
Loss from discontinued operations, net of tax of $1,524 in 2007 and $1,821 in 2006	—	(10,864)	(3,263)
Net (loss) income	$(257,643)	$(266,027)	$48,539
(Loss) earnings per share:
Basic:
(Loss) income from continuing operations	$(193.00)	$(193.80))	$29.73
(Loss) from discontinued operations	—	(7.91)	(2.39)
Net (loss) income	$(193.00)	$(201.71)	$27.34
Diluted:
(Loss) income from continuing operations	$(193.00)	$(193.80)	$29.67
(Loss) from discontinued operations	—	(7.91)	(2.37)
Net (loss) income	$(193.00)	$(201.71)	$27.30
Weighted average common shares—basic	1,378	1,374	1,364
Weighted average common shares—diluted	1,378	1,374	1,375

See accompanying notes to consolidated financial statements.

Georgia Gulf Corporation and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(In thousands)

						Accumulated	Total
			Additional		Retained	Other	Stockholders’
	Common Stock		Paid-In	Unearned	Earnings	Comprehensive	Equity
	Shares	Amount	Capital	Compensation	(Deficit)	Income (Loss)	(Deficit)
Balance, January 1, 2006	1,370	$14	$82,110	$(5,377)	$286,464	$(199)	$363,012
Comprehensive income:
Net income	—	—	—	—	48,539	—	48,539
Minimum pension liability adjustment, net of taxes of $17	—	—	—	—	—	29	29
Foreign currency translation adjustments, net of taxes of $12,098	—	—	—	—	—	(21,390)	(21,390)
Unrealized loss on derivatives, net of tax of $417	—	—	—	—	—	(725)	(725)
Total comprehensive income							26,453
Adjustment to initially apply SFAS No. 158, net of taxes of $1,736	—	—	—	—	—	(2,589)	(2,589)
Employee stock purchase and stock compensation plans, net of forfeitures	7	—	10,522	5,377	—	—	15,899
Retirement of common stock	(1)	—	(1,032)	—	—	—	(1,032)
Tax benefit from stock purchase and stock compensation plans	—	—	1,432	—	—	—	1,432
Tax benefit from transfer of subsidiary to parent	—	—	1,344	—	—	—	1,344
Dividends	—	—	—	—	(10,996)	—	(10,996)
Balance, December 31, 2006	1,376	14	94,376	—	324,007	(24,874)	393,523
Comprehensive income (loss):
Net loss	—	—	—	—	(266,027)	—	(266,027)
Adjustment to initially apply FIN No. 48	—	—	—	—	(2,151)	—	(2,151)
Pension liability adjustment including effect of SFAS No. 158, net of taxes of $4,288	—	—	—	—	—	6,964	6,964
Foreign currency translation adjustments, net of taxes of $39,477	—	—	—	—	—	68,344	68,344
Unrealized loss on derivatives, net of tax of $1,201	—	—	—	—	—	(1,945)	(1,945)
Total comprehensive loss	—	—	—	—	—	—	(194,815)
Employee stock purchase and stock compensation plans, net of forfeitures	2	—	10,856	—	—	—	10,856
Retirement of common stock	(2)	—	(685)	—	—	—	(685)
Tax deficiency from stock purchase and stock compensation plans	—	—	(979)	—	—	—	(979)
Dividends	—	—	—	—	(11,099)	—	(11,099)
Balance, December 31, 2007	1,376	$14	$103,568	—	44,730	48,489	196,801
Comprehensive income (loss):
Net loss	—	—	—	—	(257,643)	—	(257,643)
Pension liability adjustment including effect of SFAS No. 158, net of taxes of $16,519	—	—	—	—	—	(23,113)	(23,113)
Foreign currency translation adjustments, net of taxes of $32,025	—	—	—	—	—	(53,640)	(53,640)
Unrealized loss on derivatives, net of tax of $609	—	—	—	—	—	1,009	1,009
Total comprehensive loss	—	—	—	—	—	—	(333,387)
Employee stock purchase and stock compensation plans, net of forfeitures	4	—	3,302	—	—	—	3,302
Retirement of common stock	(1)	—	(110)	—	—	—	(110)
Tax benefit (deficiency) from stock purchase and stock compensation plans	—	—	(945)	—	—	—	(945)
Dividends	—	—	—	—	(5,589)	—	(5,589)
Balance, December 31, 2008	1,379	$14	$105,815	$—	$(218,502)	$(27,255)	$(139,928)

See accompanying notes to consolidated financial statements.

Georgia Gulf Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2008	2007	2006
Operating activities:
Net (loss) income	$(257,643)	$(266,027)	$48,539
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	143,718	150,210	85,019
Foreign exchange (gain) loss	7,108	(10,357)	20,843
Deferred income taxes	(23,435)	29,695	(21,189)
Tax deficiency related to stock plans	(945)	(1,142)	—
Goodwill, intangibles and other long-lived asset impairment charges	175,958	158,960	—
Stock based compensation	3,302	10,856	12,704
(Gains) losses on sale of assets	(27,282)	1,304	—
Other non-cash items	12,433	23,456	14,780
Change in operating assets and liabilities, net of effects from acquisitions:
Receivables	117,591	43,038	114,889
Securitization of trade receivables	(36,000)	19,000	(13,000)
Inventories	97,704	541	75,526
Prepaid expenses and other current assets	(2,472)	11,381	2,605
Accounts payable	(117,437)	8,628	(84,556)
Interest payable	(1,637)	(3,494)	20,019
Accrued income taxes	8,603	6,728	(19,335)
Accrued compensation	(20,996)	(7,238)	(2,675)
Other accrued liabilities	(31,627)	(38,358)	(20,836)
Other	(5,551)	(9,022)	21,393
Net cash provided by operating activities from continuing operations	41,392	128,159	254,726
Net cash provided by (used in) operating activities from discontinued operations	—	398	(4,149)
Net cash provided by operating activities	41,392	128,557	250,577
Investing activities:
Acquisition, net of cash acquired	—	—	(1,075,396)
Settlement of foreign exchange contracts	—	—	(20,843)
Proceeds from insurance recoveries related to property, plant and equipment	7,308	—	—
Capital expenditures	(62,545)	(83,670)	(90,770)
Proceeds from sale of assets	79,806	105,259	106,092
Net cash provided by (used in) used in investing activities	24,569	21,589	(1,080,917)
Financing activities:
Net change in revolving line of credit	107,718	(7,241)	(123,400)
Long-term debt payments	(74,004)	(224,505)	(497,374)
Long-term debt proceeds	—	95,865	1,493,543
Fees paid for bridge financing	—	—	(2,325)
Fees paid to amend or issue debt facilities	(9,823)	(3,241)	(38,020)
Proceeds from issuance of common stock	—	—	3,194
Tax benefits from employee share-based exercises	—	—	1,432
Purchase and retirement of common stock	(110)	(685)	(1,032)
Dividends	(8,379)	(11,099)	(10,996)
Net cash provided by (used in) financing activities	15,402	(150,906)	825,022
Effect of exchange rate changes on cash and cash equivalents	(615)	346	661
Net change in cash and cash equivalents	80,748	(414)	(4,657)
Cash and cash equivalents at beginning of year	9,227	9,641	14,298
Cash and cash equivalents at end of year	$89,975	$9,227	$9,641

See accompanying notes to consolidated financial statements.

Georgia Gulf Corporation and Subsidiaries

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF BUSINESS

Principles of Consolidation.  The consolidated financial statements include the accounts of Georgia Gulf Corporation and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of Operations.  We are a leading North American manufacturer and an international marketer of chlorovinyl and aromatics chemicals and also manufacture and market vinyl-based building and home improvement products. Our chlorovinyl and aromatic chemicals products are sold for further processing into a wide variety of end-use applications, including plastic pipe and pipe fittings, siding and window frames, bonding agents for wood products, high-quality plastics, acrylic sheeting and coatings for wire and cable. Our vinyl-based building and home improvement products, marketed under the Royal Group brands, primarily include window and door profiles, mouldings, siding, pipe and pipe fittings and deck, fence and rail products.

Use of Estimates.  Management is required to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes prepared in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Reclassifications and Adjustments .  Certain prior period balances have been reclassified to conform to the current year presentation. The Condensed Consolidated Statement of Cash Flows for the year ended December 31, 2007 included approximately $3.2 million of goodwill, intangible and other long-lived asset impairments that were previously included in other non-cash items. Additionally, for the year ended December 31, 2007, there were costs of $8.2 million, which historically were, reflected in the consolidated statement of operations as selling, general and administrative expenses, which have been reclassified as $3.2 million goodwill, intangibles and other long-lived asset impairments, $3.7 million as restructuring and $1.3 million as (gains) losses on sale of assets.

On May 19, 2009, the stockholders (a) authorized the Board of Directors of the Company to effect, in its discretion prior to December 31, 2009, a reverse stock split of the outstanding and treasury common stock (par value $0.01) of the Company, at a reverse stock split ratio ranging from 1-for-5 to 1-for-30, as determined by the Board of Directors; and (b) approved a corresponding amendment to the Company’s Certificate of Incorporation to effect the reverse stock split and to reduce proportionately the total number of shares of common stock that the Company is authorized to issue.  The reverse stock split previously approved by the Company’s stockholders was affected at the ratio of 1-for-25 on July 28, 2009.   As a result of the reverse stock split, the Company has the authority to issue 78,000,000 shares, consisting of 3,000,000 shares of common stock, par value $0.01 per share, and 75,000,000 shares of preferred stock, par value $0.01 per share.  All historical shares and per share data, except for the preferred stock which was not subject to the reverse stock split, in our consolidated financial statements and notes thereto have been restated to give retroactive recognition of our 1-for-25 reverse stock split.

Foreign Currency Translation and Transactions.  Our subsidiaries that operate outside the United States use their local currency as the functional currency. The functional currency is translated into U.S. dollars for balance sheet accounts using the month end exchange rates in effect as of the balance sheet date and average exchange rate for revenues and expenses for each respective period. The translation adjustments are deferred as a separate component of stockholders’ equity, within accumulated other comprehensive income (loss), net of tax where applicable. Gains or losses resulting from transactions denominated in foreign currencies are reported in the same financial statement captions as the underlying transactions in the consolidated statements of operations. We recorded a loss of $2.3 million, $5.4 million and $2.7 million, in fiscal years 2008, 2007 and 2006, respectively, within operating (loss) income in the consolidated statement of operations. The change in the gain/loss recognized is due to the fluctuation in the exchange rate from year to year.

Cash and Cash Equivalents.  Marketable securities that are highly liquid with an original maturity of three months or less are considered to be the equivalent of cash for purposes of financial statement presentation.

Accounts Receivable and Allowance for Doubtful Accounts.  We grant credit to customers under credit terms that are customary in the industry and based on the creditworthiness of the customer and generally do not require collateral. We also provide allowances for cash discounts and doubtful accounts based on contract terms, historical collection experience, periodic evaluations of the aging of the accounts receivable and specific collectibility analysis.

Revenue Recognition.  We recognize revenue in accordance with generally accepted accounting principles as outlined in the Securities and Exchange Commission’s (“SEC’s”), Staff Accounting Bulletin (“SAB”) No. 104 “Revenue Recognition,” which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectibility is reasonably assured; and (iv) product delivery has occurred. We primarily recognize revenue as products are shipped based on free on board (“FOB”) terms when title passes to customers, and the customer takes ownership and assumes risk of loss.

Sales Incentives.  We offer sales incentives, primarily in the form of volume rebates, slotting fees and advertising allowances to our customers, which are classified as a reduction of net sales and are calculated based on contractual terms of customer contracts. We accrue for these sales incentives based on contract terms and historical experience.

Shipping Costs.  All amounts billed to a customer in a sale transaction related to shipping are classified as revenue. Shipping fees billed to customers and included in sales and cost of goods sold were $74.0 million in 2008, $90.3 million in 2007, and $85.1 million in 2006.

Advertising Costs.  Advertising costs and promotion expenses generally relate to our vinyl-based building and home improvement products marketed under the Royal Group brand names and are charged to earnings during the period in which they are incurred. Advertising and promotion expenses are included in selling, general and administrative expenses and were $8.3 million, $11.7 million and $3.8 million, in 2008, 2007 and 2006, respectively.

Inventories.  Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method for the majority of inventory and the weighted average cost method for the remainder. Costs include raw materials, direct labor and manufacturing overhead. Market is based on current replacement cost for raw materials and supplies and on net realizable value for finished goods.

Property, Plant and Equipment.  Property, plant and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred, and major renewals and improvements are capitalized. Interest expense attributable to funds used in financing the construction of major plant and equipment is capitalized. Interest expense capitalized during 2008, 2007 and 2006, was $0.4 million, $5.7 million, and $2.2 million, respectively. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense totaled approximately $128.2 million, $134.8 million and $77.6 million, for the years ended December 31, 2008, 2007, and 2006, respectively. The net book value of our idled Pasadena, Texas phenol/acetone plant and our closed Sarnia Resin plant equipment was approximately $0.4 million and $1.4 million, respectively, as of December 31, 2008, and is included in property, plant and equipment on our consolidated balance sheet. The estimated useful lives of our assets are as follows:

Buildings	27-30 years
Land improvements	15 years
Machinery and equipment	3-15 years
Dies and moulds	4-6 years
Office furniture and equipment	3-10 years
Computer equipment and software	3-5 years

Asset Retirement Obligation.  We account for asset retirement obligations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, which requires the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. When a liability is initially recorded, we capitalize the cost by increasing the carrying value of the related long-lived asset. The liability is accreted to its future value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. Upon settlement of the liability, a gain or loss is recorded. We had $2.2 million and $2.4 million of asset retirement obligations recorded in other non-current liabilities in the consolidated balance sheets as of December 31, 2008 and 2007.

Other Assets.  Other assets primarily consist of advances for long-term raw materials purchase contracts (see Note 11), our investment in joint ventures (see Notes 8 and 12) and unamortized debt issuance costs (see Note 8). Other assets also include prepaid pension costs at December 31, 2007 (see Note 15). At December 31, 2008, we have a pension liability (see Note 15). Advances for long-term raw materials purchase contracts are being amortized as additional raw materials costs over the life of the related contracts in proportion to raw materials delivery or related contract terms. Debt issuance costs are being amortized to interest expense using the effective interest rate and straight-line methods over the term of the related debt instruments.

Goodwill and Other Intangible Assets.  We account for our goodwill and other intangible assets in accordance with SFAS No. 142 Goodwill and Other Intangible Assets. Goodwill is the excess of cost of an acquired entity over the amounts specifically assigned to assets acquired and liabilities assumed in purchase accounting for business combinations. Our other identifiable intangible assets are intangible assets such as customer lists, trade names and technology that were identified during acquisitions. We test the carrying value of our goodwill and other intangible assets with indefinite lives for impairment on an annual basis on October 1. The carrying value will be tested for impairment between annual impairment tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Indicators include, but are not limited to, significant declines in the markets and industries that buy our products, changes in the estimated future cash flows of our reporting units, changes in capital markets and changes in our market capitalization. Impairment testing for goodwill and indefinite lived intangible assets is a two-step test performed at a reporting unit level. Our reporting units subject to such testing are window and door profiles; mouldings; deck, fence and rail products and compounds (vinyl and additives). An impairment loss may be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit. Intangible assets with definite lives are amortized on a straight-line basis over their estimated useful lives. See Note 9 for a summary of goodwill and other intangible assets by reportable segment.

Long-Lived Assets.  Our long-lived assets, such as property, plant, and equipment, and intangible assets with definite lives are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated fair value of the asset based on undiscounted cash flows. If the carrying amount of an asset exceeds estimated fair value of the asset, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset based on discounted cash flows. Assets to be disposed of would be recorded at the lower of the carrying amount or fair value less costs to sell and no longer depreciated.

Pension Plans and Other Postretirement Benefit Plans.  We have defined contribution pension plans covering substantially all of our employees. In addition, we have two defined benefit pension plans and one postretirement benefit plan. For the defined benefit pension plans, the benefits are based on years of service and the employee’s compensation. Our policy on funding the defined benefit plans is to contribute an amount within the range of the minimum required and the maximum tax-deductible contribution.

Accounting for employee retirement plans involves estimating the cost of benefits that are to be provided in the future and attempting to match, for each employee, that estimated cost to the period worked. To accomplish this, we make assumptions about discount rates, expected long-term rates of return on plan assets, salary increases and employee turnover and mortality, among others. We reevaluate all assumptions annually with our independent actuaries taking into consideration existing as well as forecasted economic conditions, and our policy and strategy with regard to the plans.

Income Taxes.  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

We adopted Financial Accounting Standard Board Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, effective January 1, 2007. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. See Note 16, “Income Taxes,” for further explanation of our adoption of FIN 48.

Self-Insurance Accruals.  We are self-insured up to certain limits for costs associated with workers’ compensation and employee group medical coverage. Liabilities for insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of estimates of incurred, but not reported claims. These accruals are included in other current liabilities in the accompanying consolidated balance sheets. We also use information provided by independent consultants to assist in the determination of estimated accruals. In estimating these costs, we consider historical loss experience and make judgments about the expected levels of costs per claim.

Warranty Costs.  We provide warranties for certain building and home improvement products against defects in material, performance and workmanship. We accrue for warranty claims at the time of sale based on historical warranty claims experience. Prior to the October 3, 2006 acquisition of Royal Group, we did not offer any warranties. Our warranty liabilities are included in other accrued liabilities in the consolidated balance sheets. Activity in our warranty liabilities for the years ended December 31, 2008, 2007 and 2006 were as follows:

In thousands	2008	2007	2006
January 1,	$12,160	$7,664	$—
Warranty provisions	2,189	6,728	1,938
Estimated fair value of warranty liability assumed in Royal Group acquisition	—	5,224	7,344
Foreign currency translation	(1,659)	874	—
Warranty claims paid	(5,192)	(8,330)	(1,618)
December 31,	$7,498	$12,160	$7,664

The adjustment in the year ended December 31, 2007 to the estimated fair value of warranty liabilities assumed in the Royal Group acquisition reflects an adjustment to the preliminary purchase price allocation.

Derivative Financial Instruments.  Derivatives that are not hedges must be adjusted to fair value through earnings in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and its related amendments. If the derivative is a hedge, depending on the nature of the hedge, changes in its fair value are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. We engage in activities that expose us to market risks, including the effects of changes in interest rates, foreign currency and changes in commodity prices. Financial exposures are managed as an integral part of our risk management program, which seeks to reduce the potentially adverse effect that the volatility of the interest rate, foreign currency, and commodity markets may have on operating results. We do not engage in speculative transactions nor do we hold or issue financial instruments for trading purposes. Long-term supply agreements that meet the appropriate criteria are accounted for under the normal purchase provisions within SFAS No. 133 and its amendments.

We formally document all hedging instruments and hedging transactions, as well as our risk management objective and strategy for undertaking hedged transactions. This process includes linking all derivatives that are designated as fair value and cash flow hedges to specific assets or liabilities on the consolidated balance sheet or to forecasted transactions. We also formally assess, both at inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged transactions. When it is determined that a derivative is not highly effective or the derivative expires or is sold, terminated, exercised, or discontinued because it is unlikely that a forecasted transaction will occur, we discontinue the use of hedge accounting for that specific hedge instrument.

Litigation.  In the normal course of business, we are involved in legal proceedings. We accrue a liability for such matters when it is probable that a material liability has been incurred and the amount can be reasonably estimated. The accrual for a litigation loss contingency might include, for example, estimates of potential damages, outside legal fees and other directly related costs expected to be incurred.

Georgia Gulf Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Environmental Expenditures.  Environmental expenditures related to current operations or future revenues are expensed or capitalized consistent with our capitalization policy. Expenditures that relate to an existing condition caused by past operations and that do not contribute to future revenues are expensed in the period incurred. Liabilities are recognized when material environmental assessments or cleanups are probable and the costs can be reasonably estimated.

Accumulated Other Comprehensive (loss) Income.  Accumulated other comprehensive income (loss) includes foreign currency translation of assets and liabilities of foreign subsidiaries, effects of exchange rate changes on intercompany balances of a long-term nature, unrealized gains and losses on derivative financial instruments designated as cash flow hedges, and adjustments to pension liabilities as required by SFAS No. 158. Amounts recorded in accumulated other comprehensive income (loss), net of tax, on the consolidated statements of stockholders’ equity as of December 31, 2008 and 2007 are as follows:

	December 31,
In thousands	2008	2007
Unrealized gain (loss) on derivative contracts	$(1,661)	$(2,670)
Pension liability adjustment including affect of SFAS No. 158	(18,908)	4,205
Currency translation adjustment	(6,686)	46,954
Total accumulated other comprehensive (loss) income	$(27,255)	$48,489

Stock-Based Compensation.  On January 1, 2006, we adopted SFAS No. 123R, Share Based Payment, using the modified prospective method of adoption. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options and shares purchased under an employee stock purchase plan (“ESPP”) to be recognized in the financial statements based on their fair values.

Upon our adoption of SFAS No. 123R, we began recording compensation cost related to the continued vesting of all stock options that were unvested as of January 1, 2006, as well as for all new stock option grants after our adoption date. The compensation cost to be recorded is based on the fair value at the grant date. The adoption of SFAS No. 123R did not have an effect on our recognition of compensation expense relating to restricted stock grants. SFAS No. 123R required the elimination of unearned compensation (contra-equity account) related to earlier awards against the appropriate equity accounts, additional paid-in capital, in our circumstance. SFAS No. 123R requires tax benefits relating to excess share-based compensation deductions to be prospectively presented in the statements of cash flows as a financing activity cash inflow.

(Loss) Earnings Per Share.  We calculate earnings per share in accordance with EITF Issue No. 03-6 Participating Securities and the Two-Class Method under FASB Statement No. 128, or EITF Issue No. 03-6, and FSP EITF 03-6-1 Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, or FSP EITF 03-6-1. In accordance with FSP EITF 03-6-1, share-based awards with non-forfeitable dividends are classified as participating securities. In calculating basic earnings per share, this method requires net income to be reduced by the amount of dividends declared in the current period for each participating security and by the contractual amount of dividends or other participation payments that are paid or accumulated for the current period. Undistributed earnings for the period are allocated to participating securities based on the contractual participation rights of the security to share in those current earnings assuming all earnings for the period are distributed. Recipients of our restricted stock awards have contractual participation rights that are equivalent to those of common stockholders. Therefore, we allocate undistributed earnings to restricted stock and common stockholders based on their respective ownership percentage, as of the end of the period.

EITF Issue No. 03-6 also requires companies with participating securities to calculate diluted earnings per share using the two class method in accordance with the provisions of SFAS No. 128 Earnings Per Share, (“SFAS No. 128”). The two-class method requires the denominator to include the weighted average restricted stock along with the additional share equivalents from the assumed conversion of stock options calculated using the treasury stock method, subject to the anti-dilution provisions of SFAS No. 128.  EITF Issue No. 03-6 has been retroactively applied for all periods presented.

Diluted EPS reflects the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in our earnings.

Dilutive common stock options and ESPP rights are included in the diluted EPS calculation using the treasury stock method. In computing diluted loss per share for the years ended December 31, 2008 and 2007, all common stock equivalents were excluded as a result of their anti-dilutive effect. Options to purchase common stock and restricted stock totaling 1.5 million shares for the year ended December 31, 2006, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

Computations of basic and diluted (loss) earnings per share are presented in the following table:

	Year ended December 31,
Basic and Diluted (Loss) Earnings Per Share—Two-class Method	2008(a)	2007(a)	2006
In thousands, except per share data
Basic (Loss) Earnings per share
Undistributed (loss) income	$(266,022)	$(277,126)	$37,543
Restricted stock ownership	—%	—%	1.0%
Restricted stock interest on undistributed (loss) income	$—%	$—%	$262
Weighted average restricted shares outstanding—Basic	16	12	10
Total restricted share basic (loss) earnings per share	$—	$—	$27.34

Undistributed (loss) income	$(266,022)	$(277,126)	$37,543
Common stock ownership	100%	100%	99.0%
Common stockholders interest in undistributed (loss) income	$(266,022)	$(277,126)	$37,281
Weighted average common shares outstanding—Basic	1,378	1,374	1,364
Total common stockholders basic (loss) earnings per share	$(193.00)	$(201.71)	$27.34

Total basic (loss) earnings per share	$(193.00)	$(201.71)	$27.34
Total basic (loss) earnings per share from discontinued operations	—	(7.91)	(2.39)
Total basic (loss) earnings per share from continuing operations	$(193.00)	$(193.80)	$29.73

Diluted Earnings (Loss) per share
Common stockholders interest in undistributed (loss) income	$(266,022)	$(277,126)	$37,281
Add: Undistributed (loss) earnings—restricted stock	—	—	262
Undistributed (loss) income used in diluted earnings per share	$(266,022)	$(277,126)	$37,543
Weighted average common shares—basic	1,378	1,374	1,364
Restricted stock awards	—	—	10
Options and employee stock purchase rights	—	—	2
Weighted average common shares—diluted	1,378	1,374	1,375
Total diluted (loss) earnings per share	$(193.00)	$(201.71)	$27.30
Total diluted (loss) earnings per share from discontinued operations	—	(7.91)	(2.37)
Total diluted (loss) earnings per share from continuing operations	$(193.00)	$(193.80)	$29.67

(a)                                 In accordance with EITF Issue No. 03-6 undistributed losses have been entirely allocated to the common stockholders and corresponding common stockholders basic and diluted loss per share due to the fact that the restricted stock owners are not contractually obligated to share in the losses of the Company.

Concentration of Employees.  As of December 31, 2008 and 2007, we had 4,463 and 5,249, respectively, full-time employees. The decrease in number of employees represents part of management’s continuing cost reduction strategy. We employ approximately 476 employees under collective bargaining agreements that expire at various times from 2009 through 2012.

2. NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This statement also affects other accounting pronouncements that require or permit fair value measurements. Recently, the FASB Staff Position (“FSP”) SFAS 157-1 was issued removing leasing transactions accounted for under SFAS No. 13, Accounting for Leases, and related guidance from the scope of SFAS No. 157. Also, FSP SFAS 157-2, Effective Date of FASB Statement No. 157, was issued, deferring the effective date of SFAS No. 157 for all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. The effective date for all other fair value measurements is for fiscal years beginning January 1, 2008. Our adoption of SFAS No. 157 as of January 1, 2008 did not have a material impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans-an amendment of FASB Statements No. 87, 88, 106 and 132(R).” We adopted all provisions of SFAS No. 158 as of December 31, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The adoption of the measurement provisions of SFAS No. 158 on December 31, 2008 did not have any impact on our consolidated financial statements as we measure our pension and postretirement benefits as of our fiscal year end.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This statement permits all entities to choose, at specified election dates, to measure eligible items at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted provided the entity also elects to apply the provisions of SFAS No. 157. The adoption of SFAS No. 159 on January 1, 2008 did not have a material impact on our consolidated financial statements.

The FASB recently completed the second phase of the multiphase project to reconsider the accounting for business combinations. The first phase resulted in the issuing of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangibles. In connection with the second phase the FASB has issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements—An Amendment of ARB No. 51. These statements will require more assets and liabilities assumed to be measured at fair value as of the acquisition date; liabilities related to contingent consideration to be remeasured at fair value in each subsequent period; an acquirer in preacquisition periods to expense all acquisition-related costs; and noncontrolling interests in subsidiaries initially to be measured at fair value and classified as a separate component of equity. Additionally, SFAS No. 141(R) will require, subsequent to the acquisition period, changes in the valuation allowances for deferred taxes, and liabilities for unrecognized tax benefits related to an acquisition to be recognized as a part of income tax expense. Both statements are effective for fiscal years beginning on or after December 15, 2008. The FASB does not permit early adoption. We are currently evaluating the impact, if any, of both statements on our financial position and results of operations.

On March 19, 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement 133. SFAS No. 161 enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how: a) an entity uses derivative instruments; b) derivative instruments and related hedged items are accounted for under the FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities; and c) derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. We are currently evaluating the impact, if any, of this statement on our financial position and results of operations.

On April 25, 2008, the FASB issued FSP SFAS 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R), Business Combinations, and other U.S. generally accepted accounting principles (“GAAP”). This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. We are currently evaluating the impact, if any, of this statement on our financial position and results of operations.

On May 9, 2008, the FASB issued SFAS No. 162 The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 reorganizes the GAAP hierarchy in order to improve financial reporting by providing a consistent framework for determining what accounting principles should be used when preparing U.S. GAAP financial statements. SFAS No. 162 will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (“PCAOB”) amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. We do not believe the adoption of SFAS No. 162 will have a material impact on our consolidated financial statements.

On June 16, 2008, the FASB issued FSP EITF No. 03-6-1, which addresses whether instruments granted in share-based payment awards are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method of SFAS No. 128, Earnings Per Share. This FSP affects entities that accrue cash dividends on share-based payment awards during the awards’ service period when the dividends do not need to be returned if the employees forfeit the awards. This FSP is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. See Note 1 for the impact of this statement on our financial position and results of operations.

In June 2008, the EITF reached a consensus on EITF Issue No. 08-3 Accounting by Lessees for Maintenance Deposits Under Lease Arrangements. EITF Issue No. 08-3 resolves that all nonrefundable maintenance deposits that are contractually and substantively related to maintenance of the leased asset are accounted for as deposit assets. The lessee’s deposit asset is expensed or capitalized as part of a fixed asset (depending on the lessee’s maintenance accounting policy) when the underlying maintenance is performed. When the lessee determines that it is less than probable that an amount on deposit will be returned to the lessee (and thus no longer meets the definition of an asset), the lessee must recognize an additional expense for that amount. EITF Issue No. 08-3 is effective for fiscal years beginning after December 15, 2008 and must be applied by recognizing the cumulative effect of the change in accounting principle in the opening balance of retained earnings as of the beginning of the fiscal year in which this EITF issue is initially applied. We are currently evaluating the impact, if any, of this statement on our financial position and results of operations.

On September 24, 2008, the EITF reached a consensus on EITF Issue No. 08-6, Equity Method Investment Accounting Considerations, which requires an entity to account for equity method investments by calculating the difference between the cost of an equity method investment and the underlying equity in the net assets of that investee as if the investee were a consolidated subsidiary. The initial carrying value of an equity method investment should be determined by applying a cost accumulation model and for subsequent measurements, share issuances by the investee should be accounted for as if the equity method investor had sold a proportionate share of its investment. Additionally, an entity should use an other-than-temporary impairment model when testing equity method investments for impairment. EITF Issue No. 08-6 is effective for fiscal years beginning on or after December 15, 2008. We are currently evaluating the impact, if any, of this statement on our financial position and results of operations.

On December 11, 2008, the FASB issued FSP No.140-4, which requires public companies to provide disclosures similar to those proposed in the pending amendments to SFAS No.140. FSP No.140-4 requires additional disclosures about transfers of financial assets in order to improve transparency in the current market environment. These additional disclosure requirements primarily focus on the transferor’s continuing involvement with transferred financial assets and the related risks retained. The transferor must disclose (1) whether it provided financial or other support to the transferee that it was not previously contractually required to provide, including the primary reasons for providing the support, and (2) details of any arrangements that could require any future financial support. Future financial support is defined as financial support that may result from explicit written arrangements, communications between the transferor and transferee or its beneficial interest holders, and unwritten arrangements customary in similar transfers. FSP No.140 is effective for the first reporting period that ends December 15, 2008 and calendar year-end companies must provide the required disclosures in their December 31, 2008 annual filings and in all subsequent annual and quarterly financial statements. The disclosures required by FSP No. 140-4 relate to our accounts receivable securitization program and are included in Note 5.

In December 2008, the FASB issued FSP FAS 132(R)-1, “Employer’s Disclosure about Postretirement Benefit Plan Assets,” which amends Statement 132(R) to require more detailed disclosures about employers’ pension plan assets. New disclosures will include more information on investment strategies, major categories of assets, concentrations of risk within plan assets and valuation techniques used to measure the fair value of plan assets. This new standard requires new disclosures only, and will have no impact on our consolidated financial positions, results of operations or cash flows. These new disclosures will be required for us beginning in our Form 10-K for the year ending December 31, 2009.

3. BUSINESS ACQUISITION, DISCONTINUED OPERATIONS, AND ASSETS HELD-FOR-SALE

Acquisition.  On October 3, 2006, we completed the acquisition of Royal Group, a building and home improvement products company. We acquired all of the outstanding common stock of Royal Group for a total purchase price, including assumed debt and debt retired in conjunction with the closing, of approximately $1.5 billion consisting of approximately $1.1 billion of cash paid for Royal Group common stock and assumed debt of $374.9 million, which was repaid in connection with the acquisition. The acquisition was financed entirely with new debt, including $500 million in aggregate principal amount of our 9.5 percent senior unsecured notes due 2014 (the “Senior Notes”), $200.0 million in aggregate principal amount of 10.75 percent senior subordinated notes due 2016 (the “Senior Subordinated Notes” and together with the Senior Notes, the “New Notes”), and a new senior secured credit agreement that includes a tranche B term loan of $800.0 million and revolving credit facilities of up to $375.0 million (the “Senior Secured Credit Facility”). See Note 10 for a further description of the debt instruments put in place to finance the acquisition of Royal Group.

The Royal Group acquisition furthered our chlorovinyls forward integration strategy by providing a growth platform that leverages our vinyl resins and vinyl compounds formulation expertise, which we have refined over the last 20 years, with Royal Group’s experience and innovative product development. We believe the acquisition will allow us to strengthen our competitive position through further penetration of Royal Group’s markets.

Georgia Gulf Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The Royal Group acquisition was accounted for by the purchase method and, accordingly, the results of operations and cash flows since the October 3, 2006 acquisition date have been included in our consolidated results of operations and cash flows. The purchase price was allocated to the assets acquired and liabilities assumed based upon the estimated fair values at the date of acquisition. The excess of the purchase price over the fair value of the net identifiable assets acquired of approximately $301.9 million was recorded as goodwill. The significant change in the allocation to goodwill for the year ended December 31, 2008 is primarily due to the reduction of the preliminary allocation to goodwill from the Royal Group acquisition by $16.5 million as a result of our settlement of the Quebec Trust preacquisition tax contingency (see Note 16).

The following table summarizes the final estimated fair values of the assets acquired and liabilities assumed at the date of acquisition, excluding cash acquired of $27.7 million.

(In thousands)	As of October 3, 2006
Current assets, net of cash acquired	$475,339
Property, plant and equipment	609,793
Investments and other assets	27,705
Goodwill	301,900
Identifiable intangible assets—finite lived	84,000
Identifiable intangible assets—indefinite lived	16,000
Deferred taxes	20,286
Net assets held for sale	217,613
Total assets acquired	$1,752,636
Current liabilities	302,310
Debt assumed*	374,930
Total liabilities assumed	677,240
Net assets acquired	$1,075,396

*                                         This debt assumed was retired subsequent to the acquisition of Royal Group.

Discontinued Operations—Outdoor Building Products Segment.  As part of our strategic plan for the acquired Royal Group businesses, we exited certain non-core businesses included in our outdoor building products segment. There were no results of discontinued operations for the year ended December 31, 2008. The results of all discontinued operations in our outdoor building products segment for the years ended December 31, 2007 and 2006 were as follows:

(In thousands)	December 31, 2007	December 31, 2006
Net sales	$19,039	$24,051
Operating (loss) from discontinued operations	(12,388)	(5,084)
Benefit from income taxes	1,524	1,821
Total loss from discontinued operations	$(10,864)	$(3,263)

The assets of the discontinued operations in our outdoor building products segment as of December 31, 2007, consisted of $2.9 million of property, plant and equipment. There were no assets of the discontinued operations in our outdoor building products segment as of December 31, 2008.

Assets Held-For-Sale.  As part of our strategic plan, we also continue to sell certain non-core assets and businesses. Assets held for sale include U.S. real estate totaling $0.5 million at December 31, 2008 and Canadian and U.S. real estate totaling $29.0 million at December 31, 2007. In March 2008, we executed a contingent sale agreement and received net proceeds of $12.6 million for certain Canadian real estate. The contingency was based on the buyer satisfying certain property zoning conditions. The contingency was resolved in June 2008. This transaction resulted in a $3.3 million loss recorded in March 2008. In June 2008, we sold property for $3.2 million and received $1.2 million in cash and a short-term note for $2.0 million. Both gains and losses resulting from each transaction are included in (gains) losses on sale of assets in the accompanying consolidated statement of operations for the year ended December 31, 2008.

Divestitures.  In March 2008, we sold the assets and operations of our outdoor storage buildings business that were previously a part of our outdoor building products segment. The outdoor storage buildings business was sold for $13.0 million and resulted in a loss of approximately $4.6 million. We sold the land and building at our Winnipeg, Manitoba Window and Door Profiles business for $4.5 million, resulting in a recognized gain of $0.3 million in March 2008. In June 2008, we sold land for net proceeds of $36.5 million, which resulted in a gain of $28.8 million. Additionally, in June 2008, we sold and leased back equipment for $10.6 million resulting in a $2.2 million currently recognized gain, a short-term deferred gain of $0.8 million and a non-current deferred gain of $7.2 million as of December 31, 2008. The deferred gain will be recognized ratably over the term of the equipment leases. In addition we sold the Oklahoma City, Oklahoma PVC plant in December 2008 for $1.3 million. See Note 10.

4. RESTRUCTURING ACTIVITIES

In the fourth quarter of fiscal 2006, we initiated plans to restructure the operations of Royal Group to eliminate certain duplicative activities, focus our resources on operations with future growth opportunities and reduce our cost structure. In connection with the restructuring plan, we incurred costs related to termination benefits for employee positions that were eliminated. Pursuant to EITF Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, involuntary termination costs related to the Royal Group acquisition have been recognized as a liability assumed as of the consummation date of the acquisition and included in the purchase price allocation. At December 31, 2008 and December 31, 2007, we had a remaining liability of nil and approximately $1.0 million, respectively. This liability is included in other accrued liabilities on the December 31, 2007 consolidated balance sheet. During the year ended December 31, 2008, cash payments and adjustments to the accrual of $1.0 million were made under this plan. A summary of our restructuring activities by reportable segment for the years ended December 31, 2007 and 2006 are as follows:

(In thousand)	Balance at December 31, 2006	Additions	Cash Payments	Foreign Exchange and Other Adjustments	Balance at December 31, 2007
Chlorovinyls
Involuntary termination benefits	$1,468	$—	$(1,124)	$(344)	$—
Window and door profiles and mouldings products
Involuntary termination benefits	3,293	—	(4,207)	1,443	529
Outdoor building products
Involuntary termination benefits	10,729	—	(7,287)	(3,442)	—
Other, including unallocated corporate
Involuntary termination benefits	5,897	—	(6,347)	871	421
Total	$21,387	$—	$(18,965)	$(1,472)	$950

(In thousand)	Balance at December 31, 2005	Royal Acquisition	Cash Payments	Foreign Exchange and Other Adjustments	Balance at December 31, 2006
Chlorovinyls
Involuntary termination benefits	$—	$1,878	$(339)	$(71)	$1,468
Window and door profiles and mouldings products
Involuntary termination benefits	—	5,844	(2,329)	(222)	3,293
Outdoor building products
Involuntary termination benefits	—	15,016	(3,728)	(559)	10,729
Other, including unallocated corporate
Involuntary termination benefits	—	12,514	(6,142)	(475)	5,897
Total	$—	$35,252	$(12,538)	$(1,327)	$21,387

In March 2008, we initiated plans to permanently shut down the Oklahoma City, Oklahoma 500 million pound polyvinyl chloride (“PVC” or “vinyl resin”) plant, “the Oklahoma City Restructuring Plan.” The plant ceased operations in

March 2008. We wrote down the plant’s property, plant and equipment in accordance with SFAS No. 144, resulting in a $15.5 million impairment charge and incurred additional termination benefits and closing costs of $2.0 million that were expensed as incurred, in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, and included in restructuring costs during the year ended December 31, 2008. We do not expect there to be any future costs associated with the Oklahoma City Restructuring Plan as of December 31, 2008.

In the fourth quarter of 2008, we initiated a restructuring plan, “the Fourth Quarter 2008 Restructuring Plan,” that includes the permanent shut down of the Sarnia, Ontario 450 million pound PVC manufacturing facility, the exit of a recycled PVC compound manufacturing facility in Woodbridge, Ontario, the consolidation of various manufacturing facilities, and elimination of certain duplicative activities in our operations. In connection with the Fourth Quarter 2008 Restructuring Plan, we incurred costs related to termination benefits, including severance, pension and postretirement healthcare benefits; operating lease termination costs, asset impairment charges, relocation and other exit costs and have recognized these costs in accordance with SFAS No. 146. We expect to pay these termination benefits and other qualified restructuring activity costs through September 2009. Any costs incurred associated with the Fourth Quarter 2008 Restructuring Plan that will benefit future periods, such as relocation costs, will be expensed in the periods incurred. The expenses charged during the fiscal year 2008 for severance and exit costs and impairment of long-lived assets totaled $22.0 million and $47.0 million, respectively. The restructuring costs associated with the Fourth Quarter 2008 Restructuring Plan are included in restructuring costs on the consolidated statement of operations for the year ended December 31, 2008. We incurred severance and other exit costs for the year ended December 31, 2007 associated with a 2007 restructuring plan, which is included in the table below.

A summary of our restructuring activities, including impairment charges recognized as a result of the plan, by reportable segment for the year ended December 31, 2008 is as follows:

(In thousand)	Balance at December 31, 2007	Additions	Cash Payments	Foreign Exchange and Other Adjustments	Balance at December 31, 2008
Chlorovinyls
Involuntary termination benefits	$—	$3,468	$(256)	$34	$3,246
Exit costs	—	4,902	(751)	34	4,185
Other	—	1,184	—	—	1,184
Window and door profiles and mouldings products
Involuntary termination benefits	2,328	1,600	(2,096)	(360)	1,472
Exit costs	690	(83)	(568)	(38)	1
Other	—	1,459	—	—	1,459
Outdoor building products
Involuntary termination benefits	370	3,031	(1,395)	(200)	1,806
Exit costs	—	4,814	(2,854)	(181)	1,779
Other	—	508	—	—	508
Other, including unallocated corporate
Involuntary termination benefits	—	1,090	(1,131)	41	—
Exit costs	—	—	—	—	—
Other	—	—	—	—	—
Total	$3,388	$21,973	$(9,051)	$(670)	$15,640

(In thousand)	Year Ended December 31, 2008
Chlorovinyls
Impairment of Long-Lived Assets	$44,310
Window and door profiles and mouldings products
Impairment of Long-Lived Assets	2,246
Outdoor building products
Impairment of Long-Lived Assets	634
Other, including unallocated corporate
Impairment of Long-Lived Assets	(187)
Total	$47,003

The $47.0 million total impairment of long-lived assets for the year ended December 31, 2008 is included in goodwill, intangibles and other long-lived asset impairment charges in the consolidated statement of operations.

5. ACCOUNTS RECEIVABLE SECURITIZATION

We have an agreement pursuant to which we sell an undivided percentage ownership interest in a certain defined pool of our U. S. trade receivables on a revolving basis through a wholly owned subsidiary to two third parties (the “Securitization”). This wholly owned subsidiary is funded through advances on sold trade receivables and collections of these trade receivables and its activities are exclusively related to the Securitization. As collections reduce accounts receivable included in the pool, we sell ownership interests in new receivables to bring the ownership interests sold up to a maximum of $165.0 million, as permitted by the Securitization. The Securitization agreement expires on September 18, 2009. In connection with the amendment of our Senior Secured Credit Facility on September 11, 2008, we executed an amendment to our Securitization since the Securitization agreement incorporates certain defined terms from the Senior Secured Credit Agreement. The primary purpose of the amendment was to further increase our leverage ratio and to decrease our interest coverage ratio for the second half of 2008 and the first quarter of 2009. We also increased applicable per annum discount rates by approximately 1.8% for the fourth quarter of 2008 and 2.3% thereafter.

In conjunction with the sale of receivables, we recorded losses of $7.1 million, $8.2 million and $8.4 million for fiscal years 2008, 2007 and 2006, respectively, which are included as selling, general and administrative expenses in the accompanying consolidated statements of operations. The losses were determined by applying a discount factor, as prescribed under the relevant Securitization, to the monthly balance in the ownership interests sold.

At December 31, 2008, 2007, and 2006, the uncollected balance of accounts receivable in the defined pool was approximately $158.2 million, $244.2 million, and $219.4 million, respectively. We continue to service these receivables and maintain a subordinated interest in the receivables. We have not recorded a servicing asset or liability since the cost to service the receivables approximates the servicing income. The balance of receivables sold at December 31, 2008, 2007 and 2006, was $111.0 million, $147.0 million and $128.0 million, respectively. Our Securitization has been accounted for as a sale in accordance with the provisions of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and therefore, the receivables sold are not included in the debt and related accounts receivable accounts on our consolidated balance sheets. We continue to provide an allowance for doubtful accounts related to these receivables based on our historical experience and aging of the accounts receivable. At December 31, 2008, 2007 and 2006, we had a subordinated interest of approximately $47.2 million, $97.2 million and $91.4 million, respectively, in the defined pool of receivables, which represents the excess of receivables sold over the amount funded to us. The fair value of the retained interest approximates the carrying amount because of the short period of time it takes for the portfolio to be liquidated. From December 31, 2007 to December 31, 2008, we reduced the balance of receivables sold from $147.0 million to $111.0 million, which resulted in a net decrease of cash flow of $36.0 million. From December 31, 2006 to December 31, 2007, we increased the balance of receivables sold from $128.0 million to $147.0 million, which resulted in a net increase of cash flow of $19.0 million. As of December 31, 2008, we were in compliance with all covenants in the Securitization.

On March 17, 2009, we entered into a new Asset Securitization agreement pursuant to which we will sell an undivided percentage ownership interest in a certain defined pool of our U.S. and Canadian trade accounts receivables on a revolving basis through a wholly owned subsidiary to a third party, (the “New Asset Securitization”). Under the New Asset Securitization agreement we may sell ownership interests in new receivables to bring the ownership interests sold up to a maximum of $175.0 million. The New Asset Securitization agreement expires in March 2011.

Continued availability of the New Securitization is conditioned upon compliance with covenants, related primarily to operation of the New Securitization, and compliance with the senior secured credit facility covenants that may be periodically amended. If the New Securitization agreement was terminated, we would not be required to repurchase previously sold receivables, but would be prevented from selling additional receivables to the third parties. In the event that the New Securitization agreement was terminated, we would have to source these funding requirements with availability under our senior secured credit facility or obtain alternative financing.

6. INVENTORIES

The major classes of inventories were as follows:

	December 31,
(In thousands)	2008	2007
Raw materials, work-in-progress, and supplies	$94,618	$153,256
Finished goods	145,581	213,289
Inventories	$240,199	$366,545

Georgia Gulf Corporation and Subsidiaries

Notes to Consolidated Financial Statements

7. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consisted of the following:

	December 31,
(In thousands)	2008	2007
Machinery and equipment	$1,328,701	$1,437,902
Land and land improvements	86,167	99,364
Buildings	197,481	231,290
Construction-in-progress	33,036	27,875
Property, plant and equipment, at cost	1,645,385	1,796,431
Accumulated depreciation	884,625	829,243
Property, plant and equipment, net	$760,760	$967,188

8. OTHER ASSETS, NET

Other assets, net of accumulated amortization, consisted of the following:

	December 31,
(In thousands)	2008	2007
Advances for long-term purchase contracts	$85,310	$99,789
Investment in joint ventures	16,104	20,308
Debt issuance costs, net	42,167	36,316
Prepaid pension costs	—	28,867
Long-term receivables	3,640	6,263
Other	3,422	4,719
Total other assets, net	$150,643	$196,262

In connection with the fourth amendment to our Senior Secured Credit Facility on September 11, 2008, to further increase our leverage ratio and to decrease our interest coverage ratio covenants for the second half of 2008 and the first quarter of 2009 and amendments to our asset securitization and our indenture relating to our 7.125% notes, we incurred $14.3 million of total debt issuance costs, of which $12.8 million is included in other assets, net, as of December 31, 2008. Debt issuance costs amortized as interest expense during 2008, 2007 and 2006 were $6.9 million, $5.8 million, and $2.2 million, respectively.

As discussed in Note 15, as a result of the decision to change the Salaried Employees Retirement Plan (“SERP”) to a cash balance plan, we remeasured the assets and liabilities of the SERP as of September 30, 2007. The remeasurement resulted in an increase to prepaid pension cost of approximately $14.0 million. The significant decline of the underlying investments comprising the plans’ assets for the year ended December 31, 2008 has resulted in a pension liability of $19.1 million, which is included in other non-current liabilities in the consolidated balance sheet as of December 31, 2008 (see Note 15).

9. GOODWILL AND OTHER INTANGIBLE ASSETS

Impairment Charges.  Goodwill impairment charges totaled $63.4 million and $125.7 million in 2008 and 2007, respectively. There were no impairment charges in 2006. We performed our annual impairment testing for goodwill and other intangible assets in accordance with SFAS No. 142 “Accounting for Goodwill and Other Intangible Assets.” Our reporting units subject to such testing are window and door profiles; mouldings; deck, fence and rail products and compounds (vinyl and addititives). We evaluate goodwill and other intangible assets for impairment using the two-step process prescribed by SFAS No. 142. The first step is to identify potential impairment by comparing the fair value of the reporting unit to the book value, including goodwill. If the fair value of the reporting unit exceeds the book value, goodwill is not considered impaired. If the book value exceeds the fair value, the second step of the process is performed to measure the amount of impairment. Our goodwill evaluations utilized discounted cash flow analyses and market approaches in estimating fair value. Our weighting of the discounted cash flow and market approaches varies by each reporting unit based on factors specific to each reporting unit. Our weighting of the two approaches ranges from 50% to 100% of discounted cash flows and nil to 50% of the market approach. Inherent in our fair value determinations are certain judgments and estimates relating to future cash flows, including interpretation of current economic indicators and market conditions, overall economic conditions and our strategic operational plans. Based on the results of our evaluation, we recorded a non-cash impairment charge to write down goodwill and other intangible assets by $112.1 million, primarily as a result of the deteriorating U.S. housing and construction markets. We experienced a decline in our market capitalization from October 1, 2008 (our annual testing date) to December 31, 2008, which we determined was not primarily due to company-specific factors but rather macroeconomic conditions, including rising unemployment levels, turmoil in the credit markets, and deteriorating consumer confidence. However, given the decrease in market capitalization at December 31, 2008, we reconsidered our cash flow projections utilized in our impairment test as of October 1, 2008, including an assessment of our actual results for the fourth quarter of 2008 as compared to our projections for such period, and also assessed whether the discount rates used in our October 1, 2008 impairment test remained appropriate as of December 31, 2008. On the basis of our reconsideration of the cash flow projections and associated discount rates, we determined that it was not more likely than not that the estimated fair value of our reporting units with goodwill was reduced below its carrying value. Further change in assumptions may cause a change in the results of the analyses performed. In addition, to the extent significant changes occur in market conditions, overall economic conditions or our strategic operational plan, it is possible that goodwill not currently impaired may become impaired in the future.

Goodwill.  The following table provides the detail of the changes made to goodwill by reportable segment during the years ended December 31, 2008 and 2007, respectively.

In thousands	Chlorovinyls	Window and Door Profiles and Mouldings	Outdoor Building Products	Total
Goodwill at December 31, 2006	$221,357	$135,756	$20,011	$377,124
Adjustments to preliminary purchase allocation of Royal Group	860	4,155	(1,383)	3,632
Impairment charges	(55,487)	(50,430)	(19,820)	(125,737)
Foreign currency translation adjustment	23,990	(61)	3,334	27,263
Goodwill at December 31, 2007	$190,720	$89,420	$2,142	$282,282
Settlement of pre-acquisition tax contingency and other	$—	$(14,128)	$(262)	$(14,390)
Impairment charges	—	(63,380)	—	(63,380)
Foreign currency translation adjustment	(21,569)	6,269	(209)	(15,509)
Goodwill at December 31, 2008	$169,151	$18,181	$1,671	$189,003

Indefinite lived intangible assets.  At December 31, 2008 and 2007, we held trade names related to the acquisition of Royal Group. The impairment charges in 2008 and 2007 are primarily a result of the deteriorating U.S. housing and construction markets. The following table provides the detail of the changes made to indefinite-lived intangible assets by reporting segment during years ended December 31, 2008 and 2007.

Indefinite-lived intangible assets-trade names

In thousands	Chlorovinyls	Window and Door Profiles and Mouldings	Outdoor Building Products	Total
Balance at December 31, 2006	$962	$12,507	$1,924	$15,393
Impairment charges	—	(4,247)	(1,702)	(5,949)
Foreign currency translation adjustment	173	1,386	237	1,796
Balance at December 31, 2007	$1,135	$9,646	$459	$11,240
Impairment charges	(608)	(5,023)	(93)	(5,724)
Foreign currency translation adjustment	(224)	(1,089)	(46)	(1,359)
Balance at December 31, 2008	$303	$3,534	$320	$4,157

Finite-lived intangible assets.  At December 31, 2008 and 2007, we also have customer relationships and technology intangibles related to the acquisition of Royal Group. The following table provides the detail of the changes made to definite-lived intangible assets by reportable segment during years ended December 31, 2008 and 2007.

Finite-lived intangible assets

In thousands	Chlorovinyls	Window and Door Profiles and Mouldings	Total
Gross carrying amounts at December 31, 2007:
Customer relationships	$1,000	$34,523	$35,523
Technology	—	31,000	31,000
Total	1,000	65,523	66,523
Impairment charges for the year-ended December 31, 2008:
Customer relationships	(801)	(23,101)	(23,902)
Technology	—	(19,133)	(19,133)
Total	(801)	(42,234)	(43,035)
Gross carrying amounts at December 31, 2008:
Customer relationships	199	11,422	11,621
Technology	—	11,867	11,867
Total	199	23,289	23,488
Accumulated amortization at December 31, 2008:
Customer relationships	(124)	(4,530)	(4,654)
Technology	—	(5,334)	(5,334)
Total	(124)	(9,864)	(9,988)
Foreign currency translation adjustment and other at December 31, 2008:
Customer relationships	(75)	(1,677)	(1,752)
Technology	—	—	—
Total	(75)	(1,677)	(1,752)
Net carrying amounts at December 31, 2008:
Customer relationships	—	5,215	5,215
Technology	—	6,533	6,533
Total	$—	$11,748	$11,748

Finite-lived intangible assets

In thousands	Chlorovinyls	Window and Door Profiles and Mouldings	Outdoor Building Products	Total
Gross carrying amounts at December 31, 2006:
Customer relationships	$1,000	$34,000	$11,000	$46,000
Technology	—	31,000	—	31,000
Total	1,000	65,000	11,000	77,000
Adjustments to preliminary purchase allocation of Royal Group:
Customer relationships	—	7,000	—	7,000
Technology	—	—	—	—
Total	—	7,000	—	7,000
Impairment charges for the year-ended December 31, 2007:
Customer relationships	—	(6,477)	(11,000)	(17,477)
Technology	—	—	—	—
Total	—	(6,477)	(11,000)	(17,477)
Gross carrying amounts at December 31, 2007:
Customer relationships	1,000	34,523	—	35,523
Technology	—	31,000	—	31,000
Total	1,000	65,523	—	66,523
Accumulated amortization at December 31, 2007:
Customer relationships	(74)	(2,844)	—	(2,918)
Technology	—	(3,229)	—	(3,229)
Total	(74)	(6,073)	—	(6,147)
Foreign currency translation adjustment and other at December 31, 2007:
Customer relationships	125	4,048	—	4,173
Technology	—	—	—	—
Total	125	4,048	—	4,173
Net carrying amounts at December 31, 2007:
Customer relationships	1,051	35,727	—	36,778
Technology	—	27,771	—	27,771
Total	$1,051	$63,498	$—	$64,549

Georgia Gulf Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The average estimated useful life for the customer relationships and technology are 18 years and 12 years, respectively. Amortization expense for the finite-lived intangible assets was $3.8 million, $5.6 million and $1.2 million for the years ended December 31, 2008, 2007 and 2006, respectively. Total finite-lived intangible asset estimated amortization expense for the next five fiscal years is approximately $0.9 million per year.

10. LONG-TERM DEBT

Long-term debt consisted of the following:

In thousands	December 31, 2008	December 31, 2007
Senior Secured Credit Facility:
Revolving credit facility expires 2011	$125,762	$19,950
Term loan B due 2013	350,350	424,300
7.125% notes due 2013	100,000	100,000
9.5% senior notes due 2014	497,240	496,900
10.75% senior subordinated notes due 2016	197,407	197,207
Lease financing obligation	91,473	112,649
Other	31,918	31,002
Total debt	$1,394,150	$1,382,008
Less current portion	(56,843)	(24,209)
Long-term debt	$1,337,307	$1,357,799

On December 3, 2003, we issued $100.0 million in principal amount of our unsecured 7.125 percent senior notes, which are due December 15, 2013. The proceeds of the notes were used to retire other notes. Interest on these notes is payable June 15 and December 15 of each year. On or after December 15, 2008, we may redeem the notes in whole or in part, initially at 103.563 percent of their principal amount, and thereafter at prices declining annually to 100 percent on or after December 15, 2011.

The Royal Group acquisition was financed with significant indebtedness, including $500.0 million in aggregate principal amount of Senior Notes, $200.0 million in aggregate principal amount of Senior Subordinated Notes, and the Senior Secured Credit Facility that includes a tranche B term loan of originally $800.0 million and revolving credit facilities of up to $375.0 million.

On October 3, 2006, we entered into the Senior Secured Credit Facility provided by a syndicate of banks and other financial institutions. The Senior Secured Credit Facility replaced our previously existing senior credit facility, for which we wrote-off $3.0 million in deferred loan costs during 2006. The Senior Secured Credit Facility provides for a term loan of $800.0 million, all of which was borrowed on October 3, 2006. The Senior Secured Credit Facility also provides for $375.0 million of revolving credit facilities. The commitments under the revolving credit facilities expire on October 3, 2011. The term loan facility will mature on October 3, 2013. The term loan will amortize at a rate of 1.00 percent of the original principal amount thereafter per annum on a quarterly basis for the first six years of the term of the loan, with the balance paid in full from equal quarterly installments in the seventh year.

The interest rate for the Senior Secured Credit Facility is at our discretion the London Interbank Offered Rate, (“LIBOR”), plus 2.5 percent per annum or the administrative agent bank’s annual base rate (“ABR”) plus 1.5 percent per annum, and following delivery of financial information for the quarter ended December 31, 2008, the applicable margin for the loans under the revolving credit facilities will be set at a per annum rate determined by reference to a pricing grid based on our total leverage ratio. At our discretion, the Senior Secured Credit Facility provides for us to borrow using LIBOR or the administrative agent’s ABR. The facility commitment fee at December 31, 2006 was 0.75% of the unused amount. For 2008 and 2007, the average interest rates for the revolving credit facility were 6.51 and 7.94 percent, respectively. The interest rate for the revolving credit facility as of December 31, 2008 and 2007 was 7.25 and 8.75 percent, respectively. The interest rate on the term loan as of December 31, 2008 and 2007 was 8.00 and 7.75 percent, respectively.

Interest on the Senior Notes is payable on April 15 and October 15 beginning April 15, 2007 at an annual rate of 9.5 percent. Interest on the Senior Subordinated Notes is payable on April 15 and October 15 beginning April 15, 2007 at an annual rate of 10.75 percent. The Senior Notes and Senior Subordinated Notes were issued at discounts to yield of 9.625 percent and 11.0 percent, respectively, under the effective interest method. The Senior Notes and Senior Subordinated Notes contain certain restrictive covenants including restrictions on debt incurrence, granting of liens, dividends, acquisitions and investments.

The current portion of long-term debt includes $36.3 million of our revolving credit facility that based on our current expectations is probable to be paid down in the next twelve months, $17.0 million of other debt maturing in May 2009, and $3.5 million of principal on our term loan B. Therefore, we have classified this debt as current in our consolidated balance sheet as of December 31, 2008. Debt under the Senior Secured Credit Facility is secured by a majority of our consolidated assets, including real and personal property, inventory, accounts receivable and other intangibles.

At December 31, 2008 under our revolving credit facility, we had a maximum borrowing capacity of $375.0 million with $6.6 million through Lehman Commercial Paper Inc., a subsidiary of Lehman Brothers, Inc. that is unavailable due to their current bankruptcy filing, and net of outstanding letters of credit of $99.7 million and current borrowings of $125.8 million, we had remaining availability of $142.9 million. The availability is subject to restrictive covenants requiring compliance with a maximum leverage ratio and minimum interest coverage ratio. In addition, of the $125.8 million revolver borrowings and $99.7 million of letters of credit outstanding under the revolving credit facility at December 31, 2008, $39.7 million relates to Lehman Brothers commitment, and would not be available to us if we paid down the revolver or reduced the related outstanding letters of credit. We are working towards securing other lenders to replace the Lehman Commercial Paper Inc. portion of our revolving credit facility.

Under our Senior Secured Credit Facility and the indentures related to the 7.125 percent, 9.5 percent, and 10.75 percent notes, we are subject to certain restrictive covenants, the most significant of which require us to maintain certain financial ratios and limit our ability to pay dividends, make investments, incur debt, grant liens, sell our assets and engage in certain other activities. Our ability to meet these covenants, satisfy our debt obligations and pay principal and interest on our debt, fund working capital, and make anticipated capital expenditures will depend on our future performance, which is subject to general macroeconomic conditions and other factors, some of which are beyond our control. On March 14, 2007, we entered into an amendment to our Senior Secured Credit Facility, which temporarily waived our interest coverage ratio for the year ended December 31, 2006, and through May 31, 2007. On May 10, 2007, we executed another amendment to our Senior Secured Credit Facility to increase our leverage ratio and to decrease our interest coverage ratio each quarter generally through December 31, 2009. In addition, this amendment reduced our capital expenditures limitation to $100.0 million in 2007, $90.0 million in 2008 and $135.0 million in 2009. On September 11, 2008 we executed the fourth amendment to our Senior Secured Credit Facility to further increase our leverage ratio and to decrease our interest coverage ratio for the second half of 2008 and the first quarter of 2009. Applicable per annum interest rates increased by approximately 2.5% for the fourth quarter of 2008 and 3.0% thereafter for both the LIBOR loans and the agent bank rate loans. The capital expenditure limit set forth in the Senior Secured Credit Facility was decreased from $90.0 million to $65.0 million in 2008, and from $135.0 million to $65.0 million in 2009. As of December 31, 2008, we were in compliance with all of the financial covenants under our senior secured credit facility and the indentures related to the 7.125 percent, 9.5 percent and 10.75 percent notes. On March 16, 2009, we executed the fifth amendment to our Senior Secured Credit Facility to, among other things, increase our leverage ratio and to decrease our interest coverage ratio each quarter ended beginning March 31, 2009 through December 31, 2009. The fifth amendment also establishes a trailing twelve-month minimum consolidated EBITDA threshold to be measured quarterly. In addition, the fifth amendment reduces our annual capital expenditures limitation to $35.0 million in 2009 and $55.0 million in 2010. Applicable per annum interest rates increased by approximately 1.0% for both the LIBOR loans and the agent bank rate loans. Finally, the fifth amendment permits us to grant a second lien on substantially all of our assets, which provides us flexibility to improve our capital structure in the future. Management believes that based on current and projected levels of operations and conditions in our markets, planned sales of assets, tax refunds, other non-operating transactions and the effect of the previous amendments, cash flow from operations, together with our cash and cash equivalents of $90.0 million and the availability to borrow an additional $142.9 million under the revolving credit facility at December 31, 2008, we will have adequate funds to make required payments of principal and interest on our debt and fund our working capital and capital expenditure requirements for the next twelve months. However, based on recent trends and our current assumptions regarding our operations, future level of debt repayment, and non-core asset sales and other non-operating transactions, we may not be able to meet the restrictive covenants and may not be able to maintain compliance with certain financial ratios in our Senior Secured Credit Facility which become more restrictive effective March 31, 2010. As a result, we are continuing to evaluate our capital structure and to explore options including the possibility of seeking an amendment or refinancing of our Senior Secured Credit Facility to obtain a structure with greater flexibility. Although we have successfully negotiated covenant relief and refinanced our debt in the past, recent unfavorable global economic conditions have led to tightening in the global credit markets, a low level of liquidity in many financial markets and extreme volatility in the credit and equity markets, thus increasing the difficulty of accessing the credit markets and thus, there can be no assurance we can do so in the future.

On September 29, 2008, we obtained the consent of a majority of the holders of the unsecured 7.125 percent senior notes to an amendment to the related indenture, (the “Indenture Amendment”), and paid a consent fee of $1.5 million to all consenting note holders pro rata to their respective holdings. The Indenture Amendment amends certain covenants in the indenture, and provides a waiver of defaults, if any. Approval of the lenders under our bank credit agreement was required for the consent fee payment and the Indenture Amendment.

Scheduled Maturities.  Scheduled maturities of long-term debt outstanding at December 31, 2008 are $20.5 million in 2009, $3.5 million in 2010, $129.2 million in 2011, $100.4 million in 2012, $357.3 million in 2013 and $700.0 million thereafter. Over the next twelve months, we expect to pay off $56.8 million of borrowings including $36.3 million on our revolving credit facility, $17.0 million of industrial revenue debenture bonds and $3.5 million of principal on our term loan B that we are contractually obligated to pay. Therefore, we have classified this debt as current in our consolidated balance sheet as of December 31, 2008. Cash payments for interest during the years ended December 31, 2008, 2007 and 2006 were $129.5 million, $136.5 million and $23.1 million, respectively.

Lease Financing Transaction.  The lease financing obligation is the result of the sale and concurrent leaseback of certain land and buildings in Canada in 2007. In connection with this transaction a collateralized letter of credit was issued in the favor of the buyer-lessor resulting in the transaction being recorded as a financing transaction rather then a sale, and the land and building and related accounts continue to be recognized in the consolidated balance sheet. The future minimum lease payments under the terms of the related lease agreements at December 31, 2008 are $5.8 million in 2009, $5.9 million in 2010, $6.1 million in 2011, $6.1 million in 2012, $6.3 million in 2013 and $21.3 million thereafter. The decrease in the future minimum lease payments and the lease financing obligation from the December 31, 2007 balance is due to the change in the Canadian dollar exchange rate during the year ended December 31, 2008.

11. COMMITMENTS AND CONTINGENCIES

Leases.  We lease railcars, storage terminals, computer equipment, automobiles and warehouse and office space under non-cancelable operating leases with varying maturities through the year 2018. Future minimum payments under these non-cancelable operating leases as of December 31, 2008, are $25.7 million in 2009, $18.3 million in 2010, $11.9 million in 2011, $10.4 million in 2012, $7.7 million in 2013 and $19.2 million thereafter. Total lease expense was approximately $41.4 million, $32.6 million and $26.2 million for the years ended December 31, 2008, 2007 and 2006, respectively. Lease expense is recognized on a straight-line basis.

Letters of Credit.  As of December 31, 2008 and 2007, we had outstanding letters of credit totaling approximately $99.7 million and $128.9 million, respectively, of which $99.7 million and $111.2 million reduced the availability under our revolving credit facility as of December 31, 2008 and 2007, respectively. These letters of credit, which typically have terms from one month to one year, primarily provide additional security for the payment of loans, payments to suppliers, and financial assurance to states for environmental closure, post-closure costs, and potential third party liability awards.

Purchase Commitments.  We have long-term raw material purchase agreements with variable and fixed payments through 2014. The variable component of future payments is based on market prices of commodities used in production. Under these contracts we were required to prepay a certain portion of the fixed and determinable costs, of which we have capitalized $85.3 million and $99.8 million as of December 31, 2008 and 2007, respectively, in the accompanying consolidated balance sheets. We amortize these advances based on the physical delivery from the manufacturer to our plants. We analyze the recoverability of these prepaid manufacturing costs based on the creditworthiness of the manufacturer and the performance under the terms of the contract. In addition, these purchase commitments are not in excess of market prices and are designed to assure a source of supply and are not in excess of our normal manufacturing requirements. We have historically taken physical delivery of the raw materials under these purchase agreements and intend to take physical delivery over the contract term. Therefore, we account for them under the normal purchase provisions of SFAS No. 133 and its amendments. The aggregate amounts of the fixed and determinable portion of the required payments under the agreements are $3.1 million for 2009. The aggregate amount of payments made under the agreements for purchases in 2008, 2007 and 2006 were $199.6 million, $207.9 million and $190.0 million, respectively.

We also have other long-term supply contracts for raw materials, which are at prices not in excess of market, designed to assure a source of supply and not expected to be in excess of our normal manufacturing operations requirements. Historically, we have taken physical delivery under these contracts and we intend to take physical delivery in the future.

Therefore, at inception we designate these contracts as normal purchase agreements and account for them under the normal purchase provisions of SFAS No. 133.

Legal Proceedings.  In October 2004, the United States Environmental Protection Agency (“USEPA”) notified us that we have been identified as a potentially responsible party for a Superfund site in Galveston, Texas. The site is a former industrial waste recycling, treatment and disposal facility. Over one thousand potentially responsible parties, (“PRPs”), have been identified by the USEPA. We contributed a relatively small proportion of the total amount of waste shipped to the site. In the notice, the USEPA informed us of the agency’s willingness to settle with us and other potentially responsible parties that contributed relatively small proportions of the total quantity of waste shipped to the Superfund site. In the fourth quarter of 2007, we accepted a settlement offer from USEPA. Under the terms of this settlement, we would be required to pay approximately $64,000 for cleanup costs incurred, or to be incurred, by USEPA, in exchange for a covenant not to sue and protection from contribution actions brought by other parties. The settlement agreement must still be signed by USEPA officials, and then filed with, and approved by, a federal district court.

In August 2004 and January and February 2005, the USEPA conducted environmental investigations of our manufacturing facilities in Aberdeen, Mississippi and Plaquemine, Louisiana, respectively. The USEPA has informed us that it has identified several “areas of concern,” and has indicated that such areas of concern may, in its view, constitute violations of applicable requirements, thus warranting monetary penalties and possible injunctive relief. In lieu of pursuing such relief through its traditional enforcement process, the USEPA proposed that the parties enter into negotiations in an effort to reach a global settlement of the areas of concern and that such a global settlement cover our manufacturing facilities at Lake Charles, Louisiana and Oklahoma City, Oklahoma as well. During the second quarter of 2006, we were informed by the USEPA that its regional office responsible for Oklahoma and Louisiana desired to pursue resolution of these matters on a separate track from the regional office responsible for Mississippi. During the second quarter of 2007, we reached agreement with the USEPA responsible for Mississippi on the terms and conditions of a consent decree that would settle USEPA’s pending enforcement action against our Aberdeen, Mississippi facility. All parties have executed a consent decree setting forth the terms and conditions of the settlement. The consent decree has been approved by the federal district court in Atlanta, Georgia. Under the consent decree, we were required to, among other things, pay a $610,000 fine, which was paid in March 2008, and undertake certain other environmental improvement projects. While the cost of such additional projects will likely exceed $1 million, we do not believe that these projects will have a material effect on our financial position, results of operations, or cash flows.

We have not yet achieved a settlement with the USEPA regional office responsible for Oklahoma and Louisiana. It is likely that any settlement, if achieved, will result in the imposition of monetary penalties, capital expenditures for installation of environmental controls, and/or other relief. We do not know the total cost of monetary penalties, environmental projects, or other relief that would be imposed in any settlement or order. While we expect that such costs will exceed $100,000, we do not expect that such costs will have a material effect on our financial position, results of operations, or cash flows.

During the first quarter of 2007, we voluntarily disclosed possible noncompliance with environmental requirements, including hazardous waste management and disposal requirements, at our Pasadena facility to the Texas Commission on Environmental Quality (“TCEQ”). In the second quarter of 2008, we entered into an Agreed Order with TCEQ to resolve certain issues related to the voluntary disclosure. Under the Agreed Order, we paid a required fine of $23,608. We do not expect the cost of any penalties, injunctive relief, or other ordered actions to have a material effect on our financial position, results of operations, or cash flows.

Royal Group was under investigation by the Royal Canadian Mounted Police (“RCMP”) regarding its prior public disclosures, including financial and accounting matters. In October 2005, Royal Group advised the Ontario Securities Commission, the RCMP and the SEC of emails and documents authored by a former finance employee of Royal Group that relate to certain financial accounting and disclosure matters. Royal Group understands that the SEC made a referral to the U.S. Department of Justice, Criminal Division, in connection with those documents and in May 2008, Royal group was advised that it is no longer a target of the RCMP’s investigation.

Royal Group and certain of its former officers and former board members were named defendants in two shareholder class action lawsuits in the United States District Court for the Southern District of New York and the Ontario Superior Court of Justice concerning, among other things, alleged inadequate disclosure to shareholders during the cumulative period of February 26, 1998 and October 18, 2004 of related party transactions. In March 2007, Royal Group entered into a stipulation and agreement of settlement with the respective plaintiffs in each case, after a mediation process among Royal Group and the plaintiffs, for the full settlement of all claims raised in those actions against Royal Group and all of the defendants on behalf of class members in return for the payment of Canadian dollar $9.0 million towards a global settlement fund by Royal Group and its insurer. Following execution of the stipulation and agreement of settlement, Royal Group paid the Canadian dollar $9.0 million settlement amount in cash into escrow. The settlement was conditional upon, among other things, approval by both the Ontario Superior Court of Justice and United States District Court for the Southern District of New York and the corresponding orders approving the settlement becoming final. By order dated December 17, 2007, the Ontario Superior Court of Justice approved the settlement and, subject to all conditions to the stipulations and settlement agreement being satisfied including final approval of the settlement by the United States District Court for the Southern District of New York, dismissed the Ontario action. The United States District Court for the Southern District of New York approved the settlement at a hearing on March 6, 2008. The settlement contains no admission of wrongdoing by Royal Group or any of the other defendants.

On April 4, 2007, Royal Window Coverings (USA) L.P. entered into a settlement agreement with a putative class of direct purchasers of window covering products. The settlement amount of $2.4 million was paid into escrow and the settlement encompasses all sales of window covering products made by Royal Window Coverings and any of its affiliates to the direct purchaser class. The plaintiff class filed two class actions in federal court for the Eastern District of Pennsylvania for the purpose of effectuating the settlement. These cases were subsequently consolidated. The final approval hearing of the settlement was held on November 19, 2007. On November 29, 2007, the Court entered an order granting final approval of the settlement. In July 2007, Royal Group was advised that it is no longer the subject of a criminal investigation which was being conducted by the Antitrust Division of the U.S. Department of Justice, and which focused on alleged price fixing in the window coverings industry.

On June 6, 2008, we received notice and a letter of transmittal (collectively, the “Notice”) from persons (“Claimants”) claiming to own at least 25% of our 7.125 percent notes due 2013 (the “Notes”), which were issued under an indenture dated December 3, 2003 (the “Indenture”) between us and U.S. Bank National Association, the trustee, under the Indenture. The Notice asserted that borrowings under our senior credit facility resulted in the incurrence of debt obligations in excess of the amount permitted under Section 3.3 of the Indenture. Believing that all existing indebtedness was incurred in compliance with the provisions of the Indenture, we disputed the Notice. We filed a complaint in the Court of Chancery of the State of Delaware on June 8, 2008 seeking to enjoin the Claimants and seeking a declaratory judgment to the effect that we were not in default under Section 3.3 of the Indenture (the “Complaint”).

On July 15, 2008, we entered into a settlement agreement with the Claimants. In connection with the settlement, the Claimants withdrew their notice of default, and the parties dismissed the litigation. The terms of the settlement include mutual releases of the parties, certain restrictions and obligations upon the Claimants with regard to their holdings of our securities, and the payment by us of $1.4 million of legal fees to the Claimants.

On September 29, 2008, we obtained the consent of holders of a majority of the 7.125 percent notes to an amendment to the related Indenture and paid a consent fee of $1.5 million to all consenting note holders pro rata to their respective holdings. The amendment amends certain covenants in the Indenture, and provides a waiver of defaults, if any. Approval of the lenders under our bank credit agreement was required for the consent fee payment and the Indenture amendment.

In addition, we are subject to other claims and legal actions that may arise in the ordinary course of business. We believe that the ultimate liability, if any, with respect to these other claims and legal actions will not have a material effect on our financial position or on our results of operations.

Environmental Regulation.  Our operations are subject to increasingly stringent federal, state and local laws and regulations relating to environmental quality. These regulations, which are enforced principally by the USEPA and comparable state agencies and Canadian federal and provincial agencies, govern the management of solid hazardous waste, emissions into the air and discharges into surface and underground waters, and the manufacture of chemical substances. In addition to the matters involving environmental regulation above, we have the following potential environmental issues.

In the first quarter of 2007, the USEPA informed us of possible noncompliance at our Aberdeen, Mississippi facility with certain provisions of the Toxic Substances Control Act. Subsequently, we discovered possible non-compliance involving our Plaquemine, Louisiana and Pasadena, Texas facilities, which were then disclosed. We expect that all of these disclosures will be resolved in one settlement agreement with USEPA. While the penalties, if any, for such noncompliance may exceed $100,000, we do not expect that any penalties will have a material effect on our financial position, results of operations, or cash flows.

There are several serious environmental issues concerning the vinyl chloride monomer (“VCM”) facility at Lake Charles, Louisiana we acquired from CONDEA Vista Company (“CONDEA Vista” is now Sasol North America, Inc.) on November 12, 1999. Substantial investigation of the groundwater at the site has been conducted, and groundwater contamination was first identified in 1981. Groundwater remediation through the installation of groundwater recovery wells began in 1984. The site currently contains about 90 monitoring wells and 18 recovery wells. Investigation to determine the full extent of the contamination is ongoing. It is possible that offsite groundwater recovery will be required, in addition to groundwater monitoring. Soil remediation could also be required.

Investigations are currently underway by federal environmental authorities concerning contamination of an estuary near the Lake Charles VCM facility we acquired known as the Calcasieu Estuary. It is likely that this estuary will be listed as a Superfund site and will be the subject of a natural resource damage recovery claim. It is estimated that there are about 200 PRPs associated with the estuary contamination. CONDEA Vista is included among these parties with respect to its Lake Charles facilities, including the VCM facility we acquired. The estimated cost for investigation and remediation of the estuary is unknown and could be quite costly. Also, Superfund statutes may impose joint and several liability for the cost of investigations and remedial actions on any company that generated the waste, arranged for disposal of the waste, transported the waste to the disposal site, selected the disposal site, or presently or formerly owned, leased or operated the disposal site or a site otherwise contaminated by hazardous substances. Any or all of the responsible parties may be required to bear all of the costs of cleanup regardless of fault, legality of the original disposal or ownership of the disposal site. Currently, we discharge our wastewater to CONDEA Vista, which has a permit to discharge treated wastewater into the estuary.

CONDEA Vista has agreed to retain responsibility for substantially all environmental liabilities and remediation activity relating to the vinyls business we acquired from it, including the Lake Charles, Louisiana VCM facility. For all matters of environmental contamination that were currently known at the time of acquisition (November 1999), we may make a claim for indemnification at any time. For environmental matters that were then unknown, we must generally make claims for indemnification before November 12, 2009. Further, our agreement with CONDEA Vista provides that CONDEA Vista will be subject to the presumption that all later discovered on-site environmental contamination arose before closing, and is therefore CONDEA Vista’s responsibility. This presumption may only be rebutted if CONDEA Vista can show that we caused the environmental contamination by a major, un-addressed release.

At our Lake Charles VCM facility, CONDEA Vista will continue to conduct the ongoing remediation at its expense until November 12, 2009. After November 12, 2009, we will be responsible for remediation costs up to about $150,000 of expense per year, as well as costs in any year in excess of this annual amount up to an aggregate one-time amount of about $2.3 million. As part of our ongoing assessment of our environmental contingencies, we determined these remediation costs to be probable and estimable and therefore have recorded a $2.2 million accrual in non-current liabilities at December 31, 2008.

As for employee and independent contractor exposure claims, CONDEA Vista is responsible for exposures before November 12, 2009, and we are responsible for exposures after November 12, 2009, on a pro rata basis determined by years of employment or service before and after November 12, 1999, by any claimant.

In May 2008, our corporate management was informed that further efforts to remediate a spill of styrene reducer at our Royal Mouldings facility in Atkins, Virginia would be necessary. The spill was the result of a supply line rupture from an external holding tank. As a result of this spill, the facility entered into a voluntary remediation agreement with the Virginia Department of Environmental Quality (“VDEQ”) in August 2003 and began implementing the terms of the voluntary agreement shortly thereafter. In August 2007, the facility submitted a report on the progress of the remediation to the VDEQ. Subsequently, the VDEQ responded by indicating that continued remediation of the area impacted by the spill is required. While the additional remediation costs may exceed $100,000, we do not expect such costs will have a material effect on our financial position, results of operations or cash flows.

We believe that we are in material compliance with all current environmental laws and regulations. We estimate that any expenses incurred in maintaining compliance with these requirements will not materially affect earnings or cause us to exceed our level of anticipated capital expenditures. However, there can be no assurance that regulatory requirements will not change, and it is not possible to accurately predict the aggregate cost of compliance resulting from any such changes.

Although we are not aware of any significant environmental liabilities associated with Royal Group, should any arise, we would have no third party indemnities for environmental liabilities, including liabilities resulting from Royal Group’s operations prior to our acquisition of the company.

12. RELATED PARTY TRANSACTIONS

Joint Ventures.  Our joint ventures are accounted for using the equity method. We own a 50 percent interest in PHH Monomers, LLC (“PHH”), a manufacturing joint venture with PPG Industries, Inc., (“PPG”), to produce VCM included in our chlorovinyl segment. We receive 50 percent of the VCM production of PHH and consume the majority of the production to produce vinyl resins. Pursuant to the terms of the operating agreement and the manufacturing and services agreement, PPG is the operator of PHH. We purchase our share of the raw materials and pay 50 percent of the processing costs for the right to 50 percent of the VCM production of PHH. PHH has capacity to produce 1.15 billion pounds. The chlorine needs of the PHH facility are supplied via pipeline, under a long-term market price based contract with PPG. PHH is an integral part of our manufacturing operations.

At December 31, 2008 and 2007, our investment in joint ventures included in our chlorovinyl segment was $10.2 million and $14.3 million, respectively, which primarily represents 50 percent of the property, plant and equipment of the PHH production facility, and is included in other long-term assets.

We own a 50 percent interest in several manufacturing joint ventures in the window and door profiles and outdoor building products segments. We sell raw materials to these joint ventures at market prices. Sales of materials to these joint ventures for fiscal year 2008 and 2007 were $20.5 and $23.4 million, respectively. Sales of materials to these joint ventures from October 3, 2006, the date of the Royal Group acquisition, to December 31, 2006 were approximately $6.5 million. As of December 31, 2008 and 2007, our investment in these manufacturing joint ventures was $5.9 million and $6.0 million, respectively.

At December 31, 2008 and 2007, we had $1.6 million and $7.2 million, respectively, of liabilities due to these related parties included in accounts payable. At December 31, 2008 and 2007, we had $11.8 million and $8.4 million, respectively, of receivables due from these related parties included in accounts receivable. Our equity in earnings from our joint ventures was $3.1 million and $4.6 million for the years ended December 31, 2008 and 2007, respectively. Our equity in earnings (losses) from these joint ventures was not material for the year ended December 31, 2006.

13. STOCKHOLDERS’ EQUITY

Each outstanding share of common stock is accompanied by a preferred stock purchase right, which entitles the holder to purchase from us 25/100th of a share of Junior Participating Preferred Stock for $90.00, subject to adjustment in certain circumstances. The rights expire on April 27, 2010, and may be redeemed by us for $0.01 per right until the earlier to occur of (1) the tenth calendar day following announcement by us that a person or group (other than us or certain related persons) beneficially owns 15 percent or more of our outstanding shares of common stock (an “Acquiring Person”) or (2) the tenth business day following the commencement of a tender or exchange offer that would result in a person or group becoming an Acquiring Person (the earliest of any such date, the “Distribution Date”). The rights first become exercisable on the Distribution Date. Subject to certain conditions, if a person or group becomes an Acquiring Person, each right will entitle its holder (other than the Acquiring Person) to receive, upon exercise, common stock having a market value equal to two times the right’s exercise price.

In addition, subject to certain conditions, if we are involved in a merger or certain other business combination transactions, each right will entitle its holder (other than an Acquiring Person) to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the right’s exercise price.

In connection with the stock purchase rights described above, 15.0 million of the authorized shares of preferred stock are designated Junior Participating Preferred Stock. If issued, the Junior Participating Preferred Stock would be entitled, subject to the prior rights of any senior preferred stock, to a dividend equal to the greater of $0.01 or that which is paid on the common shares.

14. STOCK-BASED COMPENSATION

Under the 1998 and 2002 Equity and Performance Incentive Plans, we are authorized by our stockholders to grant awards for up to 280,000 shares of our common stock to employees and non-employee directors. As of December 31, 2008, we had various types of share-based payment arrangements with our employees and non-employee directors including restricted and deferred stock units, and stock options, which are described below.

Stock Options.  Option prices are equal to the closing price of our common stock on the day prior to the date of grant. Options vest over a one or three-year period from the date of grant and expire no more than ten years after the date of grant. A summary of stock option activity under all plans during 2008 is as follows:

	Year ended December 31, 2008
	Shares	Weighted Average Remaining Contractual Terms	Weighted Average Exercise Price	Aggregate Intrinsic Value
				(In thousands)
Outstanding on January 1, 2008	98,566		$696.48
Granted	35,365		154.17
Exercised	—		—
Forfeited	(1,335)		273.37
Expired	(7,742)		870.72
Outstanding on December 31, 2008	124,854	6.1 years	$536.59	$—
Vested or expected to vest at December 31, 2008	124,143	6.1 years	$538.81	—
Exercisable on December 31, 2008	72,757	4.1 years	$712.43	$—
Shares available on December 31, 2008 for options that may be granted	60,178

Georgia Gulf Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The weighted-average grant date fair value of options granted during 2008, 2007 and 2006 was $54.25, $174.50, and $255.25, respectively. The total intrinsic value of options exercised during the year ended December 31, 2006 was $0.1 million. No options were exercised in 2008 and 2007. The intrinsic value is calculated as the difference between the market value on exercise date and the exercise price of the shares. The following table summarizes information about stock options at December 31, 2008:

	Outstanding			Exercisable
Range of Exercise Prices	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Shares	Weighted Average Exercise Price
$41.50 to $125.25	4,720	$52.51	9.9 years	—	$—
$168.00 to $168.00	25,440	168.00	9.2 years	—	—
$181.75 to $510.75	42,360	452.93	6.1 years	24,502	467.33
$583.75 to $722.75	31,279	675.94	5.1 years	27,200	668.92
$732.75 to $1,334.50	21,055	1,053.85	3.0 years	21,055	1,053.85
Total $41.50 to $1,334.50	124,854	$536.59	6.1 years	72,757	$712.43

Stock-Based Compensation related to Stock Option Plan and ESPP Plan.  The fair value of stock options granted has been estimated as of the date of grant using the Black-Scholes option-pricing model. The use of a valuation model requires us to make certain assumptions with respect to selected model inputs. We use the historical volatility for our stock, as we believe that historical volatility is more representative than implied volatility. The expected life of the awards is based on historical and other economic data trended into the future. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of our awards. The dividend yield assumption is based on our history and expectation of dividend payouts. The weighted average assumptions used in the Black-Scholes model are as follows:

	Year Ended December 31,
	Stock option grants
	2008	2007
Assumptions
Risk-free interest rate	2.76%	4.66%
Expected life	6.0 years	5.8 years
Expected volatility	55%	40%
Expected dividend yield	4.21%	1.66%

Compensation expense, net of tax, for 2008 and 2007 for our stock options was approximately $1.5 million and $3.3 million, respectively. Compensation expense, net of tax, for our stock options in 2006 totaled $4.4 million.

Restricted and Deferred Stock.  During 2008, 2007 and 2006, we granted 10,959, 8,108 and 5,476 shares of restricted stock units, restricted stock and deferred stock units, respectively, to our key employees and non-employee directors. The restricted stock units and restricted stock vest over a three-year period and the deferred stock units vest over a one-year period. During 2008, 2007 and 2006, 419, 1,459 and 1,418 shares of restricted stock, respectively, were surrendered in satisfaction of required minimum tax withholding obligations. A summary of restricted and deferred stock units and related changes therein is as follows:

	Year ended December 31, 2008
	Shares	Weighted Average Remaining Contractual Terms	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value (In thousands)
Outstanding on January 1, 2008	12,944		$649.25
Granted	10,959		168.01
Vested	(5,559)		758.58
Forfeited	(417)		229.54
Outstanding on December 31, 2008	17,927	0.9 years	330.81	480
Vested or expected to vest at December 31, 2008	17,627	0.9 years	335.25	447

The weighted average grant date fair value per share of restricted and deferred stock units and restricted stock granted during 2008, 2007 and 2006 was $168.00, $477.25 and $717.50, respectively, which is based on the stock price as of the date of grant. The total intrinsic value of restricted and deferred stock units and restricted stock that vested during the years ended December 31, 2008, 2007 and 2006 was $0.1 million, $2.1 million and $3.1 million, respectively.

Compensation expense, net of tax, for 2008, 2007 and 2006, from restricted stock units, restricted stock and deferred stock units was $1.6 million, $3.4 million and $3.6 million, respectively.

Nonvested shares.  A summary of the status of the nonvested share activity under all plans is as follows:

	Year ended December 31, 2008
	Shares	Weighted Average Grant Date Fair Value
Nonvested on January 1, 2008	45,933	334.75
Granted	46,324	81.25
Vested	(13,592)	476.76
Forfeited and expired	(9,492)	753.72
Nonvested on December 31, 2008	69,173	152.50

As of December 31, 2008, we had approximately $3.5 million of total unrecognized compensation cost related to nonvested share-based compensation, which we will record in our statements of operations over a weighted average recognition period of less than two years. The total fair value of shares vested during 2008, 2007 and 2006, was $6.5 million, $8.5 million and $8.1 million, respectively.

15. EMPLOYEE RETIREMENT PLANS

We have certain employee retirement plans that cover substantially all of our employees. The expense incurred for these plans was approximately $7.4 million, $9.5 million and $8.5 million for the years ended December 31, 2008, 2007 and 2006, respectively. These plans are discussed below.

Most employees are covered by defined contribution plans under which we make contributions to individual employee accounts. We had expense related to these defined contribution plans of approximately $2.5 million, $4.6 million and $5.8 million for the years ended December 31, 2008, 2007 and 2006, respectively. Most of our U.S. employees are covered by a defined benefit cash balance pension plan. In addition, employees who worked at our now-closed manufacturing facility in Sarnia, Ontario are covered by a defined benefit pension plan for which the benefits are based on years of service and the employee’s compensation. We sponsor a postretirement health care plan, which covers employees at our closed manufacturing facility in Sarnia, Ontario. We use a measurement date of December 31 for our pension and other postretirement plans.

In September 2007, upon approval by the Compensation Committee of the Board of Directors, we announced to our U.S. employees that we were amending the qualified defined benefit plan (the “SERP”) to freeze benefit accruals through December 31, 2007, and that effective January 1, 2008, the SERP would convert to a cash balance plan with future benefit accruals to be determined under a cash balance formula. Royal Mouldings Retirement Plan participants entered the SERP on December 31, 2007 (the “Plan Merger Date”). Each SERP vested participant was allocated their total pension benefit accrued through the Plan Merger Date. Benefits for the Royal Mouldings Retirement Plan were frozen at December 31, 2004, thus participants will be allocated their total pension benefit through that date. In addition, the plan was amended so that all other Royal Group U.S. employees were allowed to enter the SERP effective January 1, 2008.

As a result of the amendment, we remeasured the SERP assets and liabilities as of September 30, 2007. The remeasurement was based on a 6.25 percent discount rate. The remeasurement resulted in an increase to our prepaid pension costs of approximately $14.0 million and an increase to accumulated other comprehensive income of $8.7 million net of deferred tax liability of $5.3 million.

In December 2008, we announced that we would close our manufacturing facility in Sarnia, Ontario. As a result, we will wind up the defined benefit pension plan during 2009, and will terminate the postretirement health care plan, which covers employees who worked at this facility. Due to the wind up of the pension plan, special termination retirement benefits are available to certain employees who are covered by this plan. A special termination benefit charge of $2.0 million was recognized in the fourth quarter of fiscal 2008 for these additional benefits. In addition, curtailment gains were recognized in the fourth quarter of fiscal 2008 due to reductions in staff at this facility. As a result of the curtailment, a curtailment gain of $0.6 million related to the defined benefit pension plan, and a curtailment gain of $0.4 million related to the other postretirement plan was recorded in the fourth quarter of fiscal 2008.

In February 2009, we notified our employees that we would freeze accrued benefits in our U.S. pension plan, effective as of March 31, 2009. No future benefits will accrue under this plan after March 31, 2009. As a result of the plan freeze, we expect to recognize a curtailment gain of approximately $4.3 million at the end of the first quarter of fiscal 2009 due to accelerated recognition of prior service credits.

Benefit Obligations.  The reconciliation of the beginning and ending balances of the projected benefit obligation for defined benefit plans is as follows:

	Pension Benefits
In thousands	2008	2007
Change in Benefit Obligation
Benefit obligation, beginning of year	$117,569	$117,216
Service cost	5,136	4,276
Interest cost	7,427	7,202
Actuarial (gain) loss	(5,281)	(1,475)
Exchange rate gain (loss)	(1,662)	1,306
Gross benefits paid	(4,674)	(3,360)
Plan amendments	(36)	(7,515)
Special termination benefits	2,036	14
Curtailments	(1,849)	(95)
Benefit obligation, end of year	$118,666	$117,569
Accumulated benefit obligation, end of year	$118,388	$114,726

The accumulated benefit obligation is defined as the actuarial present value of pension benefits (whether vested or unvested) attributed to employee service rendered before December 31, 2008 and 2007, respectively, and based on employee service and compensation prior to the applicable date. The accumulated benefit obligation differs from the projected benefit obligation in that it includes no assumption about future compensation levels.

Plan Assets.  The reconciliation of the beginning and ending balances of the fair value of the plans’ assets were as follows:

	Pension Benefits
In thousands	2008	2007
Change in Plan Assets
Fair value of plan assets, beginning of year	$140,856	$129,974
Actual return on plan assets	(36,591)	12,061
Exchange rate loss	(1,178)	1,092
Employer contribution	1,197	1,089
Gross benefits paid	(4,674)	(3,360)
Fair value of plan assets, end of year	$99,610	$140,856

Funded Status.  The funded status of the plans, reconciled to the amounts reported on the balance sheets follows:

	Pension Benefits December 31,
In thousands	2008	2007
Funded status, end of year:
Fair value of plan assets	$99,610	$140,856
Benefit obligations	118,666	117,569
Funded status	(19,056)	23,287
Amount recognized, end of year	$(19,056)	$23,287
Amounts recognized in the balance sheets consist of:
Noncurrent asset	$—	$28,867
Current liability	(419)	(419)
Noncurrent liability	(18,637)	(5,161)
	$(19,056)	$23,287
Gross amounts recognized in accumulated other comprehensive (loss) income consist of:
Net actuarial loss	$40,608	$(1,817)
Prior service cost	(4,431)	(4,941)
Deferred curtailment loss (gain)	(1,200)	—
	$34,977	$(6,758)

Accumulated Other Comprehensive Loss.  The following table summarizes the amounts recorded in accumulated other comprehensive loss, which have not yet been recognized as a component of net periodic benefit cost (pretax; in thousands):

	Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Loss for Pension and Other Postretirement Benefits December 31,
In thousands	2008	2007
End of year:
Curtailment effects	$(1,923)	$—
Current year actuarial (gain) loss	40,711	(3,121)
Amortization of actuarial gain	12	16
Current year prior service credit	(36)	(7,515)
Amortization of prior service credit (cost)	546	(179)
Amortization of transition asset (obligation)	—	(81)
Total recognized in other comprehensive loss	$39,310	$(10,880)
Total recognized in net periodic benefit cost and other comprehensive loss	$41,579	$(9,467)

Georgia Gulf Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The estimated amounts that will be amortized from accumulated other comprehensive (loss) income into net periodic benefit (cost) in 2009 are as follows:

In thousands	Pension and Other Postretirement Benefits
Actuarial loss	$2,778
Prior service credit	(517)
Deferred curtailment gain	(1,922)
Total	$339

Net Periodic Cost.  The amount of net periodic benefit (cost) recognized includes the following components:

	Pension Benefit Year Ended December 31,
In thousands	2008	2007	2006
Components of periodic benefit cost:
Service cost	$5,136	$4,276	$3,798
Interest cost	7,427	7,202	5,689
Expected return on assets	(11,024)	(10,471)	(8,187)
Amortization of:
Transition obligation	—	81	214
Prior service cost	(546)	179	382
Actuarial (gain) loss	(12)	(16)	66
Special termination benefits	2,036	14
Curtailment gain	(649)	(95)	—
Settlement gain	—	—	(18)
Total net periodic benefit cost	$2,368	$1,170	$1,944

Additional Information.  At December 31, 2008 and 2007 the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets, and pension plans with an accumulated benefit obligation in excess of plan assets, were as follows:

	Accumulated Benefit Obligation in Excess of the Fair Value of Plan Assets December 31,		Projected Benefit Obligation in Excess of the Fair Value of Plan Assets December 31,
In thousands	2008	2007	2008	2007
End of year:
Projected benefit obligation	$118,666	$4,382	$118,666	$13,058
Accumulated benefit obligation	118,388	4,382	118,388	4,382
Fair value of plan assets	99,610	—	99,610	7,478

Assumptions.  Our major assumptions used to determine benefit obligations for our pension plans are presented as weighted-averages:

	Pension Benefits
In thousands	2008	2007
Weighted-average assumptions used to determine benefit obligation at end of year:
Discount rate	6.50%	6.18%
Rate of compensation increase	4.51%	3.79%

Our major assumptions used to determine net periodic benefit cost for pension plans are presented as weighted-averages:

	Year Ended December 31,
	2008	2007	2006
Discount rate	6.19%	5.99%	5.75%
Expected return on plan assets	7.94%	7.94%	8.23%
Rate of compensation increase	4.19%	4.15%	4.24%

The expected long-term rate of return on plan assets assumption is based on historical and projected rates of return for current and planned asset classes in the plan’s investment portfolio. Projected rates of return for each of the plan’s projected asset classes were selected after analyzing historical experience and future expectations of the returns and volatility of the various asset classes. Based on the target asset allocation for each asset class, the overall expected rate of return for the portfolio was developed and adjusted for historical and expected experience of active portfolio management results compared to the benchmark returns and for the effect of expenses paid from plan assets.

The asset allocations for our pension plans at the end of 2008 and 2007 and the target allocation for 2009, by asset category, are as follows:

	Target Allocation	Percentage of Plan Assets at Year End
Asset Category	2009	2008	2007
Equity Securities	50-95%	53.9%	65.6%
Debt Securities	10-30%	23.2%	16.9%
Real Estate	0-8%	2.9%	1.7%
Other	0-10%	20.1%	15.8%
	100%	100.0%	100.0%

Equity securities do not include any of our common stock at the end of 2008 and 2007.

Due to the transfer of the plan assets to our new trustee many of the plan assets were liquidated during the fourth quarter of 2007. Therefore, our cash balance (see the “Other” caption above) was much higher when compared with previous periods. We plan to reallocate assets to be more in line with the 2009 Target Allocation noted above.

Our investment committee establishes investment policies and strategies and regularly monitors the performance of the plan’s funds. Our investment strategy with respect to pension assets is to invest the assets in accordance with the “prudent investor” guidelines contained in the Employee Retirement Income Security Act of 1974, and fiduciary standards. Our policy on funding is to contribute an amount within the range of the minimum required and the maximum tax-deductible contribution.

Employer contributions include direct benefits paid under all pension plans of $0.4 million, $0.4 million and $0.5 million from employer assets in 2008, 2007 and 2006, respectively. We also have another post-retirement benefit program for certain Canadian employees in which we had a benefit obligation of $0.4 million, $3.3 million and $2.7 million as of December 31, 2008, 2007 and 2006, respectively. Expenses related to our other post-retirement program were not material in 2008, 2007 and 2006.

Expected Cash Flows.  We expect to make contributions of $0.9 million to our pension plans during 2009. Our expected contribution in the form of direct benefit payments for 2009 is approximately $0.4 million for all pension plans. Expected benefit payments for all pension plans are as follows:

In thousands	Pension Benefits
Expected benefit payments:
2009	$4,359
2010	5,128
2011	5,987
2012	6,909
2013	7,889
2014-2017	54,217

16. INCOME TAXES

For the years ended December 31, 2008, 2007 and 2006, (loss) income from continuing operations before taxes consists of the following:

	Year Ended December 31,
In thousands	2008	2007	2006
U.S. operations	$(143,030)	$(11,115)	$119,276
Foreign operations	(134,592)	(200,048)	(35,977)
Total	$(277,622)	$(211,163)	$83,299

The provision for (benefit from) income taxes from continuing operations consists of the following:

	Year Ended December 31,
In thousands	2008	2007	2006
Current income taxes:
Federal	$8,871	$1,193	$34,477
State	973	235	4,088
Foreign	(626)	3,851	2,211
Total current	9,218	5,279	40,776
Deferred income taxes:
Federal	(25,828)	(361)	3,053
State	(2,332)	678	(662)
Foreign	(1,037)	38,404	(11,670)
Total deferred	(29,197)	38,721	(9,279)
Provision for (benefit from) income taxes	$(19,979)	$44,000	$31,497

Income tax expense attributable to (loss) income before income taxes from continuing operations differs from the amounts computed by applying the U.S. statutory federal income tax rate to (loss) income before income taxes from continuing operations as follows:

	Year Ended December 31,
In thousands	2008	2007	2006
Statutory federal income tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal benefit	0.4	—	2.6
Difference between U.S. and foreign tax rates	(2.4)	(2.6)	1.0
Extraterritorial income exclusion	—	—	(1.1)
Manufacturing deduction	(0.1)	(0.1)	(1.9)
Non-deductible compensation	—	(0.2)	0.6
Percentage depletion	0.2	0.3	(0.7)
Legislation changes impacting rate	(0.2)	(0.8)	—
Tax loss on disposition of subsidiary	—	—	(3.1)
Income tax contingencies	—	—	2.8
Change in valuation allowance	(18.3)	(24.6)	—
FIN 48 interest accruals	(0.5)	(4.3)	—
Non-deductible goodwill, other intangibles and other long-lived asset impairment	(7.6)	(21.3)	—
Other, net	0.7	(2.2)	2.6
Effective income tax rate	7.2%	(20.8)%	37.8%

Georgia Gulf Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Cash payments for income taxes during 2008, 2007 and 2006 were $27.9 million, $9.4 million and $65.2 million, respectively.

Our net deferred tax liability consisted of the following major items:

	December 31,
In Thousands	2008	2007
Deferred tax assets:
Receivables	$2,762	$3,543
Inventories	5,667	3,928
Vacation accrual	19	1,706
Foreign currency loss	12,685	—
Net operating loss carryforwards	54,219	63,382
Employee compensation	9,651	8,899
Accrued liabilities	7,373	7,513
Tax credits	11,304	12,926
Spare parts inventories	872	1,420
Environmental	1,571	1,568
Other Financing	8,814	5,691
Pension	7,505	—
Federal benefit of state FIN 48 liability	2,414	3,369
Valuation allowance	(92,316)	(56,909)
Total deferred tax assets	32,540	57,036
Deferred tax liability:
Property, plant and equipment	(51,252)	(95,366)
Intangible assets	(19,004)	(34,755)
Pension	—	(5,996)
Foreign currency translation	(9,645)	(8,556)
Other	(275)	—
Foreign currency loss	—	(21,778)
Total deferred tax liability	(80,176)	(166,451)
Net deferred tax liability	$(47,636)	$(109,415)

As of December 31, 2008, we had U.S. federal, state and foreign net operating loss (“NOL”) carry forwards. Our foreign NOLs principally relate to our operations in Canada and reside in both federal and provincial tax jurisdictions. The jurisdictional amount of NOLs as of December 31, 2008, and the years in which they will expire are as follows:

(In thousands):

Jurisdiction	NOL amount	Year of expiration
U.S. federal	$69,671	2010-2024
U.S. state	117,485	2012-2028
Canada federal	104,725	2011-2028
Canada provincial	105,247	2010-2028

The U.S. federal and state NOL carryforwards as of December 31, 2008 principally relate to NOLs acquired in connection with the acquisition of Royal Group on October 3, 2006, and results from 2008 and 2007 operations. In connection with the Royal Group acquisition and 2008 operations, we recorded a valuation allowance of $5.2 million on certain U.S. state NOL carry forwards. In addition, in 2008 and 2007 we recorded a $55.5 million and a $52.1 million valuation allowance, respectively, on certain deferred tax assets in Canada that, in the judgment of management, are not more likely than not to be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which those temporary differences are deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected taxable income, and tax-planning strategies available to us in making this assessment. In order to fully realize the deferred tax assets, we will need to generate future taxable income before the expiration of the deferred tax assets. Based on the weight of evidence, management believes that it is more likely than not that the company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2008. Our ability to reduce future taxable income through the utilization of the U.S. federal NOLs acquired is subject to the change in ownership restrictions under Internal Revenue Code Section 382. In February 2008, the Company experienced a change in control within the meaning of Internal Revenue Code section 382. We do not expect our U.S. federal and state NOLs to expire, notwithstanding the change in ownership restrictions, before we are able to use them.

Subsequently recognized tax benefits related to the valuation allowance for deferred tax assets as of December 31, 2008 will be allocated as follows (in thousands):

Income tax benefit that would be reported in the consolidated statement of operations	$92,130
Additional paid-in capital	186
Total	$92,316

As of December 31, 2008, we had U.S. federal, state and foreign tax credit carryovers. These tax credits expire over varying amounts and periods as follows (in thousands):

Jurisdiction	Tax credit amount	Year of expiration
U.S. federal tax credits	$1,655	2017
U.S. state tax credits	$4,786	2027
Foreign tax credits	$4,862	2009-2028

The foreign investment tax credit includes approximately $4.2 million of foreign investment tax credits that were recorded as a result of our acquisition of Royal Group. The balance of the foreign investment tax credits was earned during the period from the acquisition date through December 31, 2008.

Under APB Opinion No. 23, Accounting for Income Taxes—Special Areas, we are not permanently reinvested with respect to earnings of our foreign subsidiaries. Accordingly, we record a deferred tax liability with respect to the tax effect of repatriating the earnings of our foreign subsidiaries. As a result of losses with respect to our foreign jurisdictions, we did not record any additional deferred tax liability with respect to the losses of our foreign subsidiaries for the years ended on December 31, 2008 and 2007.

Adoption of FIN 48, Accounting for Uncertainty in Income Taxes.

Effective January 1, 2007, we adopted FIN No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in a an enterprise’s financial statements in accordance with FASB Statement 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under FIN 48, we recognize the financial statement effects of a tax position when it is more likely than not, based upon the technical merits, that the position will be sustained upon examination. Conversely, we derecognize a previously recognized tax position in the first period in which it is no longer more likely than not that the tax position would be sustained upon examination. A tax position that meets the more likely than not recognition threshold will initially and subsequently be measured as the largest amount of tax benefit that is greater than fifty percent likely of being realized upon ultimate settlement with a taxing authority. We also recognize interest expense by applying a rate of interest to the difference between the tax position recognized in accordance with FIN 48 and the amount previously taken or expected to be taken in a tax return. We classify interest expense and related penalties, if any, with respect to our uncertain tax positions in the provision for income taxes.

As of December 31, 2008, our liability for unrecognized income tax benefits was approximately $54.5 million. Of this amount, approximately $22.2 million relates to accrued interest and penalties. If recognized, all of this amount would affect our effective tax rate. The implementation of FIN 48 resulted in an increase in the liability for unrecognized tax benefits of approximately $1.4 million, a decrease in retained earnings as of January 1, 2007 of approximately $2.2 million and an increase in goodwill of approximately $0.7 million. For the years ended December 31, 2008 and 2007, we recognized approximately $6.8 million and $9.8 million, respectively, of additional interest expense in our income tax provision related to our liability for unrecognized income tax benefits. Our liability for unrecognized income tax benefits decreased during the year ended December 31, 2008, primarily as the result of foreign currency translation adjustments, the settlement of the Quebec Trust matter and the lapsing of the statute of limitations on certain issues offset by the accrual of additional interest expense related to our liabilities for unrecognized income tax benefits. Prior to the adoption of FIN 48 we accounted for reserves for income tax contingencies in accordance with SFAS No. 5, Accounting for Contingencies. During 2009, it is reasonably possible that uncertain tax positions in the U.S. will be recognized as a result of the lapse of the applicable statute of limitations. The aggregate amount of these positions is about $0.8 million.

In March 2008, we reached a settlement with the provinces of Quebec and Ontario and the Canada Customs and Revenue Agency with respect to their assessments resulting from the retroactive application of tax law changes promulgated by Bill 15, which amended the Quebec Taxation Act and other legislative provisions. Over the last several years, Royal Group, in connection with its tax advisors, established tax structures that used a Quebec Trust to minimize its overall tax liabilities in Canada. Bill 15 has eliminated the ability to use the Quebec Trust structure on a retroactive basis. As of December 31, 2007, we had recorded a liability for the unrecognized tax benefit of $46.1 million related to the Quebec Trust matter. We settled this matter with all relevant jurisdictions by making cash payments totaling $20.1 million (“Quebec tax settlement”). We recognized an income tax benefit of $9.2 million related to the reversal of $5.8 million in interest accrued on this liability and the reversal of $3.4 million of a previously established valuation allowance for net operating loss carryforwards, the value of which was realized via this settlement. In addition, we reduced goodwill by $16.5 million as a result of the settlement of the preacquisition tax contingency. Finally, we were able to obtain the release of a letter of credit in favor of the trustee for the Quebec Trust for C$44.0 million.

The following table describes the tax years that remain subject to examination by major tax jurisdiction:

Tax Jurisdiction	Open Years
United States Federal	2005-2008
Canada	2004-2008
Various States	2001-2008

A reconciliation of the liability for unrecognized tax benefits for the years ended December 31, 2008 and 2007 follows:

In thousands	2008	2007
Balance as of beginning of the year	$109,163	$87,789
Additions for current year tax positions	719	—
Additions for prior year tax positions (including interest & penalties of $6,756 and $9,830 for the year ended December 31, 2008 and 2007, respectively)	7,074	11,113
Reductions for prior year tax positions	(26,096)	(153)
Settlements	(23,581)	(1,184)
Reductions related to expirations of statute of limitations	(706)	(1,423)
Foreign currency translation	(12,079)	13,021
Balance as of the end of the year	$54,494	$109,163

We are under examination by the Internal Revenue Service for the years ended December 31, 2006 and 2007. The results of the IRS examination cannot presently be determined. In addition, we have accrued a reserve for non-income tax contingencies of $7.4 million and $8.1 million at December 31, 2008 and 2007, respectively. The decrease in the reserve is related primarily to the changes in the Canadian dollar exchange rates offset by the accrued interest related to these matters. We accrue for non-income tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated. The non-income tax contingency reserve is adjusted for, among other things, changes in facts and circumstances, receipt of tax assessments, expiration of statutes of limitations, interest and settlements and additional uncertainties.

17. HEDGING TRANSACTIONS AND DERIVATIVE FINANCIAL INSTRUMENTS

We use derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates, foreign currency exchange rates and commodity prices. When entered into, we formally designate and document the financial instrument as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transactions. We formally assess, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposure. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the fair values or cash flows of the underlying exposures being hedged. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized in earnings. Virtually all of our derivatives are straightforward over-the-counter instruments with liquid markets. We do not enter into derivative financial instruments for trading purposes.

The fair values of derivatives used to hedge or modify our risks fluctuate over time. We do not view these fair value amounts in isolation, but rather in relation to the fair values or cash flows of the underlying hedged transaction or other exposures. The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of our exposure to the financial risks described above. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as interest rates, foreign currency exchange rates or other financial indices.

We recognize all derivative instruments as either assets or liabilities in our consolidated balance sheets at fair value. The accounting for changes in fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship. At the inception of the hedging relationship, we must designate the instrument as a fair value hedge, a cash flow hedge, or a hedge of a net investment in a foreign operation, depending on the exposure being hedged.

Raw Materials and Natural Gas Price Risk Management.  The availability and price of our raw materials and natural gas are subject to fluctuations due to unpredictable factors in global supply and demand. To reduce price risk caused by market fluctuations, we may or may not enter into derivative contracts, such as swaps, futures and option contracts with financial counter-parties, which are generally less than one year in duration. We designate any natural gas or raw material derivatives as cash flow hedges. Our outstanding contracts are valued at market with the offset going to other comprehensive income, net of applicable income taxes and any hedge ineffectiveness. Any gain or loss is recognized in cost of goods sold in the same period or periods during which the hedged transaction affects earnings. The fair value of our natural gas swap contract was a $0.2 million current asset at December 31, 2008. At December 31, 2007, we had a liability of $0.1 million.

Interest Rate Risk Management.  We maintain floating rate debt, which exposes us to changes in interest rates. Our policy is to manage our interest rate risk through the use of a combination of fixed and floating rate instruments and interest rate swap agreements. We designate all our interest rate derivatives as cash flow hedges. At December 31, 2008 and 2007, we had interest rate swaps with notional amounts of $75 million and $300 million, respectively, designated as cash flow hedges of underlying floating rate debt obligations with estimated fair values as liabilities of $2.9 million and $4.1 million, respectively. At December 31, 2008, $2.9 million are current liabilities. At December 31, 2007, $1.9 million and $2.2 million were current and non-current liabilities, respectively. Our outstanding interest rate swap hedges at December 31, 2008 have expiration dates in November 2009. The effective portion of the mark-to-market effects of our cash flow hedge instruments is recorded to accumulated other comprehensive income (“AOCI”) until the underlying interest payments are realized. The unrealized amounts in AOCI will fluctuate based on changes in the fair value of open contracts at the end of each reporting period. During 2008, 2007 and 2006, the impact on the consolidated financial statements due to interest rate hedge ineffectiveness was immaterial.

Foreign Currency Risk Management.  Our international operations require active participation in foreign exchange markets. We may or may not enter into foreign exchange forward contracts and options, and cross-currency swaps to hedge various currency exposures or create desired exposures. At December 31, 2008 and 2007, we had no assets or liabilities related to forward contracts, options and cross-currency swaps to buy, sell, or exchange foreign currencies.

Acquisition of Royal Group Canadian Dollar Hedge.  In connection with our Royal Group acquisition, we entered into forward contracts for $1.5 billion Canadian dollars to hedge the purchase price of the acquisition, which was in Canadian dollars. For the year ended December 31, 2006, we realized losses of $20.8 million related to these Canadian dollar forward contracts. Settlement of these Canadian dollar forward contracts took place during the three months ended December 31, 2006. At December 31, 2008 and 2007, we had no outstanding Canadian dollar forward contracts.

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, long-term debt, and interest rate swap contracts. The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair value because of the nature of such instruments. The carrying amounts of our other financial instruments approximate the fair value due to the floating market interest rates to which the respective agreements are subject. The fair value of our senior secured credit facility is based on present rates for indebtedness with similar amounts, durations and credit risk. The fair values of our 7.125 percent senior notes, our 9.5 percent senior notes, our 10.75 percent senior subordinated notes, our interest rate swap contracts, and our natural gas swap contract are based on quoted market values.

SFAS No. 157 establishes a fair value hierarchy that prioritizes observable and unobservable inputs to valuation techniques used to measure fair value. These levels, in order of highest to lowest priority are described below:

Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities at the measurement date.

Level 2—Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3—Prices that are unobservable for the asset or liability and are developed based on the best information available in the circumstances, which might include the Company’s own data.

For further details concerning our derivative instruments, including gains and losses recognized in the current period, refer to Note 17 “Hedging Transactions and Derivative Financial Instruments.”

The following is a summary of the carrying values and estimated fair values of our senior secured credit facility, fixed-rate long-term debt, interest rate swaps and natural gas swaps as of December 31, 2008 and 2007:

	December 31,
	2008		2007
In thousands	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Level 1
Long-term debt:
7.125% senior notes due 2013	$100,000	$30,000	$100,000	$73,500
9.5% senior notes due 2014	497,240	152,500	496,900	395,000
10.75% senior subordinated notes due 2016	197,407	48,000	197,207	135,000
Level 2
Long-term debt:
Revolving credit facility expires 2011	125,762	89,920	19,950	18,753
Term loan B due 2013	350,350	229,479	424,300	405,559
Derivative instruments:
Interest rate swap contracts	(2,850)	(2,850)	(4,144)	(4,144)
Natural gas swap contracts	179	179	(144)	(144)

19. SEGMENT INFORMATION

We have identified four reportable segments through which we conduct our operating activities: (i) chlorovinyls; (ii) window and door profiles and mouldings products; (iii) outdoor building products; and (iv) aromatics. These four segments reflect the organization used by our management for purposes of allocating resources, and assessing performance. The chlorovinyls segment is a highly integrated chain of products, which includes chlorine, caustic soda, VCM and vinyl resins and compounds. Our vinyl-based building and home improvement products are marketed under the Royal Group brand names, and are managed within two reportable segments: window and door profiles and mouldings products and outdoor building products. Outdoor building products include siding, pipe and pipe fittings, deck, fence and rail products, and until March 2008, outdoor storage buildings. The aromatics segment is also integrated and includes cumene and the co-products phenol and acetone.

Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, provision for income taxes and costs of our receivables securitization program. Transactions between operating segments are valued at market-based prices. The revenues generated by these transfers are provided in the following table.

Identifiable assets consist of property, plant and equipment used in the operations of the segment as well as inventory, receivables and other assets directly related to the segment. Unallocated and other assets include cash, certain corporate receivables, data processing equipment and prepaid pension costs. The accounting polices of the reportable segments are the same as those described in Note 2, “Summary of Significant Accounting Policies.”

Segments

In thousands	Chlorovinyls	Aromatics	Window and Door Profiles and Mouldings Products	Outdoor Building Products	Unallocated and Other		Total
Year Ended December 31, 2008:
Net sales	$1,379,957	$618,837	$408,880	$508,803	$—		$2,916,477
Intersegment revenues	287,321	—	3,121	1,750	(292,192)		—
Total net sales	1,667,278	618,837	412,001	510,553	(292,192)		2,916,477
Goodwill, intangibles and other long-lived asset impairment charges	62,535	—	112,883	727	(187)		175,958
Restructuring costs	10,579	—	1,445	8,709	1,240		21,973
(Gains) losses on sale of assets	(1,689)	—	1,210	2,027	(28,830)		(27,282)
Operating income (loss)	60,205	(34,979)	(137,415)	(26,917)	(1,047	)(2)	(140,153)
Depreciation and amortization	73,413	5,701	42,707	14,212	7,685		143,718
Capital expenditures	39,516	485	15,587	6,957	—		62,545
Total assets	825,109	50,269	367,904	258,514	108,605		1,610,401
Year Ended December 31, 2007:
Net sales	$1,409,129	$666,923	$507,968	$573,250	$—		$3,157,270
Intersegment revenues	294,808	—	2,953	10,276	(308,037)		—
Total net sales	1,703,937	666,923	510,921	583,526	(308,037)		3,157,270
Goodwill, intangible and other long-lived asset impairments	55,481	—	61,912	41,567	—		158,960
Restructuring costs	306	—	2,315	1,038	—		3,659
(Gains) losses on sale of assets	37	—	571	370	326		1,304
Operating income (loss)	52,122	10,459	(54,477)	(50,864)	(40,926	)(1)	(83,686)
Loss from discontinued operations, net of a tax	—	—	—	—	(10,864)		(10,864)
Depreciation and amortization	72,021	6,987	45,941	18,396	6,865		150,210
Capital expenditures	59,449	46	15,922	8,253	—		83,670
Total assets	1,046,417	152,000	572,728	321,381	109,138		2,201,664
Year Ended December 31, 2006:
Net sales	$1,642,782	$559,116	$117,029	$108,916	$—		$2,427,843
Operating income (loss)	238,792	(17,230)	(5,946)	(17,186)	(42,309	)(1)	156,121
Loss from discontinued operations, net of a tax	—	—	—	—	(3,263)		(3,263)
Depreciation and amortization	57,630	7,083	11,222	4,479	4,605		85,019
Capital expenditures	70,315	2,545	13,772	1,631	2,507		90,770
Total assets	1,221,540	96,527	713,231	311,858	115,071		2,458,227

(1)	Includes shared services, administrative and legal expenses, along with the cost of our receivables securitization program.

(2)	Includes shared services, administrative and legal expenses, along with the cost of our receivables securitization program, plus gains recognized on the sale of land in Pasadena, Texas.

Georgia Gulf Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Geographic Areas

Sales are attributable to geographic areas based on customer location and are as follows for the years ended December 31, 2008, 2007, and 2006.

	Year Ended December 31,
In thousands	2008	2007	2006
Net sales:
United States	$2,164,611	$2,288,515	$2,081,671
Non-U.S.	751,866	868,755	346,172
Total	$2,916,477	$3,157,270	$2,427,843

Export sales were approximately 26 percent, 28 percent and 16 percent of our sales for the years ended December 31, 2008, 2007 and 2006, respectively. Based on destination, the principal international markets we serve are Europe, Canada, and South and Central America. Net sales to Canada were 21 percent of total sales in 2008 and 2007. No net sales to any other country were greater than five percent of total net sales in 2008.

Long-lived assets are attributable to geographic areas based on asset location. Long-lived assets by geographic area as of December 31, 2008 and 2007 are as follows.

	December 31,
In thousands	2008	2007
Long-lived assets:
United States	$522,062	$568,844
Non-U.S.	238,698	398,344
Total	$760,760	$967,188

Net (liabilities) assets are attributable to geographic areas based on the location of the legal entity. Net (liabilities) assets by geographic locations are as follows:

	December 31,
In thousands	2008	2007
Net (liabilities) assets:
United States	$(43,206)	$169,090
Non-U.S.	(96,722)	27,711
Total	$(139,928)	$196,801

20. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table sets forth certain quarterly financial data for the periods indicated:

In thousands, Except Per Share Data*	First Quarter (1)	Second Quarter (2)	Third Quarter	Fourth Quarter (3)
2008
Net sales	$712,460	$849,843	$818,564	$535,609
Gross margin	29,073	72,076	62,061	35,856
Operating (loss) income	(44,769)	63,102	14,248	(172,736)
(Loss) income from continuing operations	(69,495)	27,941	(17,402)	(198,689)
Net (loss) income	(69,495)	27,941	(17,402)	(198,689)
Basic (loss) earnings per share:
(Loss) income from continuing operations	(52.54)	18.01	(14.64)	(144.06)
(Loss) income from discontinued operations	—	—	—	—
Net (loss) income	(52.54)	18.01	(14.64)	(144.06)
Diluted (loss) earnings per share
(Loss) income from continuing operations	(52.54)	18.01	(14.64)	(144.06)
(Loss) income from discontinued operations	—	—	—	—
Net (loss) income	(52.54)	18.01	(14.64)	(144.06)
Dividends per common share	2.00	2.00	2.00	—
Dividends per restricted share	2.00	2.00	2.00	—
2007
Net sales	$713,696	$851,865	$815,293	$776,416
Gross margin	50,139	91,402	100,484	63,819
Operating (loss) income	(7,977)	32,390	44,705	(152,802)
(Loss) income from continuing operations	(26,510)	(1,874)	(344)	(226,435)
(Loss) income from discontinued operations	(8,061)	(2,346)	433	(890)
Net (loss) income	(34,571)	(4,220)	89	(227,325)
Basic (loss) earnings per share:
(Loss) income from continuing operations	(21.34)	(3.38)	(2.27)	(166.77)
(Loss) income from discontinued operations	(5.88)	(1.71)	0.32	(0.65)
Net (loss) income	(27.22)	(5.09)	(1.95)	(167.42)
Diluted (loss) earnings per share
(Loss) income from continuing operations	(21.34)	(3.38)	(2.27)	(166.77)
(Loss) income from discontinued operations	(5.88)	(1.71)	0.32	(0.65)
Net (loss) income	(27.22)	(5.09)	(1.95)	(167.42)
Dividends per common share	2.00	2.00	2.00	2.00
Dividends per restricted share	2.00	2.00	2.00	2.00

*	Totaling quarterly data for 2008 and 2007 may differ from the annual audited consolidated income statements due to rounding.

(1)

The operating loss in the first quarter of 2008 includes the $6.1 million of severance, restructuring and other exit costs and $19.9 million of charges for asset write-downs, net, including $15.5 million related to the permanent closure of our Oklahoma City, Oklahoma PVC plant. In the first quarter of 2007 we recorded additional costs of sales of $2.0 million as a result of valuing Royal Group’s inventory at fair value as of the date of acquisition in accordance with generally accepted accounting standards related to business combinations.

(2)	The operating income in the second quarter of 2008 includes $31.1 million from gains on sale of land and sale and leaseback of equipment.

(3)

Included in the operating loss in the fourth quarter of 2008 are a $157.3 million goodwill, intangibles and other long-lived asset impairment charge (see Notes 4 and 9) and $13.2 million restructuring charge (see Note 4). Included in the operating loss in the fourth quarter of 2007 are a $156.4 million goodwill, intangibles and other long-lived assets impairment charge (see Note 9) and included in net (loss) income is a deferred income tax valuation allowance charge of $52.1 million (see Note 16).

21. SUBSEQUENT EVENTS

On February 13, 2009, we notified employees that we would freeze accrued benefits in the U.S. pension plan effective as of March 31, 2009. No future benefits will accrue under this plan after March 31, 2009. As a result of the plan freeze, the Company expects to recognize a curtailment gain of approximately $4.3 million in the first quarter of fiscal 2009 due to accelerated recognition of prior service credits.

On March 16, 2009, we executed the fifth amendment to our Senior Secured Credit Facility to, among other things, increase our leverage ratio and to decrease our interest coverage ratio each quarter ended beginning March 31, 2009 and through December 31, 2009. These financial ratios become more restrictive effective March 31, 2010. The fifth amendment also establishes a trailing twelve-month minimum consolidated EBITDA threshold measured quarterly. In addition, the fifth amendment reduces our annual capital expenditures limitation to $35.0 million in 2009 and $55.0 million in 2010. Applicable per annum interest rates increased by approximately 1.0% for both the LIBOR loans and the agent bank rate loans. Finally, the fifth amendment permits us to grant a second lien on substantially all of our assets, which provides us flexibility to improve our capital structure in the future.

On March 17, 2009, we entered into a new asset securitization agreement pursuant to which we will sell an undivided percentage ownership interest in a certain defined pool of our U.S. and Canadian trade accounts receivables on a revolving basis through a wholly owned subsidiary to a third party, (the “New Asset Securitization”). Under the New Asset Securitization agreement we may sell ownership interests in new receivables to bring the ownership interests sold up to a maximum of $175.0 million. The New Asset Securitization agreement expires in March 2011.

22. SUPPLEMENTAL GUARANTOR INFORMATION

Our payment obligations under the indentures for our unsecured 7.125 percent senior notes, our unsecured 9.5 percent senior notes, and our unsecured 10.75 percent senior subordinated notes are guaranteed by Great River Oil & Gas Corporation, Georgia Gulf Lake Charles, LLC, Georgia Gulf Chemicals & Vinyls, LLC, Royal Plastics Group (USA) Limited, Rome Delaware Corporation, Plastic Trends, Inc., Royal Outdoor Products, Inc., Royal Window and Door Profiles Plant 12 Inc., Royal Window and Door Profiles Plant 13 Inc., Royal Window and Door Profiles Plant 14 Inc., and Royal Window Coverings (USA) LP, all of which are wholly owned subsidiaries (the “Guarantor Subsidiaries”) of Georgia Gulf Corporation. The guarantees are full, unconditional and joint and several. Georgia Gulf is in essence a holding company for all of its wholly and majority owned subsidiaries. The following condensed consolidating balance sheet information, statements of operations information and statements of cash flows information present the combined financial statements of the parent company, and the combined financial statements of our Guarantor Subsidiaries and our remaining subsidiaries (the “Non-Guarantor Subsidiaries”). Separate financial statements of the Guarantor Subsidiaries are not presented because we have determined that they would not be material to investors.

Provisions in our senior secured credit facility limit payment of dividends, distributions, loans and advances to us by our subsidiaries.

The intercompany receivable and payable balances between the Parent Company, Guarantor Subsidiaries and Non-Guarantor Subsidiaries are reflected in accounts receivable and accounts payable line items and eliminated in the Eliminations column. Historically, we have reflected the aggregation of all the intercompany balances in both the Parent Company and the respective Guarantor Subsidiaries or Non-Guarantor Subsidiaries and then eliminated these gross amounts in the Elimination column of the respective supplemental consolidated balance sheets. Additionally, to reflect the intercompany receivable and payable balances between separate legal entities within the Guarantor Subsidiaries and Non-Guarantor Subsidiaries, we have historically reflected such balances on a gross basis within such individual Guarantor Subsidiaries and Non-Guarantor Subsidiaries columns. While the legal right of offset between individual legal entities has always existed, effective January 1, 2008, we have changed our policy for presenting the intercompany receivable and payable balances to reflect our intent to offset such intercompany accounts between legal entities to better reflect the Parent Company, Guarantor Subsidiaries and Non-Guarantor Subsidiaries on a stand alone basis and on a basis more consistent with our overall consolidation policy. This change in policy included presenting intercompany receivable and payable balances within the individual Guarantor and Non-Guarantor Subsidiary columns on a consolidated net basis. These changes in policy were not made retroactively but would have impacted the prior year December 31, 2007 supplemental Guarantor Subsidiaries’ balance sheet as follows: (i) approximately $190.0 million of intercompany accounts receivable and accounts payable balances in the Parent Company column would be eliminated to reduce both the receivables, net and accounts payable line items by the same amount; (ii) approximately $136.0 million of intercompany accounts receivable and accounts payable balances in the Guarantor Subsidiaries column for intercompany balances due primarily between separate legal entities within that column would be eliminated to reduce both the receivables and payables line items by the same amount; (iii) approximately $326.0 million, representing the sum of these adjustments, would have reduced the elimination amounts for receivables, net and accounts payable within the eliminations column. Giving effect to this policy change, effective January 1, 2008, intercompany balances between entities within the Guarantor Subsidiaries are eliminated within the Guarantor Subsidiaries.

Georgia Gulf Corporation and Subsidiaries

Supplemental Condensed Consolidating Balance Sheet Information

December 31, 2008

(In thousands)	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$49,724	$40,251	$—	$89,975
Receivables, net	72,753	273,053	192,176	(420,695)	117,287
Inventories	—	143,845	96,354	—	240,199
Prepaid expenses	97	16,818	4,445	—	21,360
Income tax receivable	(984)	1,856	1,392	—	2,264
Deferred income taxes	1,078	21,427	—	—	22,505
Total current assets	72,944	506,723	334,618	(420,695)	493,590
Property, plant and equipment, net	226	521,837	238,697	—	760,760
Long-term receivables—affiliates	373,417	—	—	(373,417)	—
Goodwill	—	97,572	91,431	—	189,003
Intangibles, net	—	13,898	2,007	—	15,905
Other assets, net	39,968	95,997	14,678	—	150,643
Non-current assets held-for-sale	—	500	—	—	500
Investment in subsidiaries	961,703	139,570	—	(1,101,273)	—
Total assets	$1,448,258	$1,376,097	$681,431	$(1,895,385)	$1,610,401
Current portion of long-term debt	$56,790	$53	$—	$—	$56,843
Accounts payable	261,795	175,439	88,513	(420,695)	105,052
Interest payable	16,115	—	—	—	16,115
Income tax payable	—	1,988	1,488	—	3,476
Accrued compensation	159	4,052	5,679	—	9,890
Liability for unrecognized income tax benefits and other tax reserves	—	4,829	22,505	—	27,334
Other accrued liabilities	3,341	18,069	28,283	—	49,693
Total current liabilities	338,200	204,430	146,468	(420,695)	268,403
Long-term debt, less current portion	1,245,886	41	91,380	—	1,337,307
Long-term payables—affiliates	—	—	373,417	(373,417)	—
Liability for unrecognized income tax benefits	—	6,597	27,995	—	34,592
Deferred income taxes	(957)	70,509	589	—	70,141
Other non-current liabilities	5,057	31,491	3,338	—	39,886
Total liabilities	1,588,186	313,068	643,187	(794,112)	1,750,329
Stockholders’ (deficit) equity	(139,928)	1,063,029	38,244	(1,101,273)	(139,928)
Total liabilities and stockholders’ (deficit) equity	$1,448,258	$1,376,097	$681,431	$(1,895,385)	$1,610,401

Georgia Gulf Corporation and Subsidiaries

Supplemental Condensed Consolidating Balance Sheet Information

December 31, 2007

(In thousands)	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$8,315	$912	$—	$9,227
Receivables, net	190,236	269,477	251,768	(499,868)	211,613
Inventories	—	242,026	124,519	—	366,545
Prepaid expenses	98	12,506	7,395	—	19,999
Income tax receivable	—	15,837	—	—	15,837
Deferred income taxes	—	25,049	—	—	25,049
Total current assets	190,334	573,210	384,594	(499,868)	648,270
Property, plant and equipment, net	256	568,588	398,344	—	967,188
Long-term receivables—affiliates	485,140	—	—	(485,140)	—
Goodwill	—	185,115	97,167	—	282,282
Intangibles, net	—	37,731	38,058	—	75,789
Other assets, net	35,872	146,394	13,996	—	196,262
Non-current assets held-for-sale	—	9,076	22,797	—	31,873
Investment in subsidiaries	1,127,655	147,350	—	(1,275,005)	—
Total assets	$1,839,257	$1,667,464	$954,956	$(2,260,013)	$2,201,664
Current portion of long-term debt	$24,190	$19	$—	$—	$24,209
Accounts payable	312,619	383,024	36,702	(499,868)	232,477
Interest payable	17,752	—	—	—	17,752
Income tax payable	—	(106)	1,200	—	1,094
Accrued compensation	844	14,219	17,819	—	32,882
Liability for unrecognized income tax benefits and other tax reserves	—	7,558	71,873	—	79,431
Other accrued liabilities	2,402	24,843	32,435	—	59,680
Total current liabilities	357,807	429,557	160,029	(499,868)	447,525
Long-term debt, less current portion	1,245,169	128	112,502	—	1,357,799
Long-term payables—affiliates	—	—	485,140	(485,140)	—
Liability for unrecognized income tax benefits	—	6,315	31,559	—	37,874
Deferred income taxes	28,243	104,391	1,830	—	134,464
Other non-current liabilities	11,237	10,643	5,321	—	27,201
Total liabilities	1,642,456	551,034	796,381	(985,008)	2,004,863
Stockholders’ equity	196,801	1,116,430	158,575	(1,275,005)	196,801
Total liabilities and stockholders’ equity	$1,839,257	$1,667,464	$954,956	$(2,260,013)	$2,201,664

Georgia Gulf Corporation and Subsidiaries

Supplemental Condensed Consolidating Statement of Operations Information

Year Ended December 31, 2008

(In thousands)	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$13,563	$2,423,523	$708,995	$(229,604)	$2,916,477
Operating costs and expenses:
Cost of sales	3	2,277,015	644,206	(203,815)	2,717,409
Selling, general and administrative expenses	22,989	82,739	88,633	(25,789)	168,572
Goodwill, intangibles and other long-lived asset impairment charges	—	128,561	47,397	—	175,958
Restructuring costs	982	2,850	18,141		21,973
(Gains) losses on sale of assets		(31,074)	3,792		(27,282)
Total operating costs and expenses	23,974	2,460,091	802,169	(229,604)	3,056,630
Operating (loss) income	(10,411)	(36,568)	(93,174)	—	(140,153)
Other income (expense):
Interest expense, net	(129,541)	11,131	(14,795)	—	(133,205)
Foreign exchange gain (loss)	(432)	(19)	(3,813)	—	(4,264)
Equity in income of subsidiaries	(146,114)	(10,494)	—	156,608	—
Intercompany interest income (expense)	20,207	—	(20,207)	—	—
(Loss) income from continuing operations before income taxes	(266,291)	(35,950)	(131,989)	156,608	(277,622)
(Benefit) provision for income taxes	(8,648)	(7,978)	(3,353)	—	(19,979)
Net (loss) income	$(257,643)	$(27,972)	$(128,636)	$156,608	$(257,643)

Georgia Gulf Corporation and Subsidiaries

Supplemental Condensed Consolidating Statement of Operations Information

Year Ended December 31, 2007

(In thousands)	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$12,041	$2,348,938	$879,415	$(83,124)	$3,157,270
Operating costs and expenses:
Cost of sales	—	2,152,425	751,475	(52,474)	2,851,426
Selling, general and administrative	28,322	100,214	127,721	(30,650)	225,607
Goodwill, intangibles and other long-lived asset impairment charges	—	20,020	138,940	—	158,960
Restructuring Costs	—	388	3,271	—	3,659
(Gains) losses on sale of assets	—	—	1,304	—	1,304
Total operating costs and expenses	28,322	2,273,047	1,022,711	(83,124)	3,240,956
Operating (loss) income	(16,281)	75,891	(143,296)	—	(83,686)
Other income (expense):
Interest expense, net	(123,298)	2,414	(12,879)	—	(133,763)
Foreign exchange loss	10,601	344	(4,659)	—	6,286
Equity in income of subsidiaries	(148,044)	(17,352)	—	165,396	—
(Loss) income before income taxes	(245,682)	61,297	(192,174)	165,396	(211,163)
Provision for income taxes	20,345	(15,135)	38,790	—	44,000
(Loss) income from continuing operations	(266,027)	76,432	(230,964)	165,396	(255,163)
Loss from discontinued operations, net of tax	—	(2,834)	(8,030)	—	(10,864)
Net (loss) income	$(266,027)	$73,598	$(238,944)	$165,396	$(266,027)

Georgia Gulf Corporation and Subsidiaries

Supplemental Condensed Consolidating Statement of Operations Information

Year Ended December 31, 2006

(In thousands)	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$12,352	$2,271,553	$182,367	$(38,429)	$2,427,843
Operating costs and expenses:
Cost of sales	—	2,001,271	158,730	(7,430)	2,152,571
Selling, general and administrative	26,919	78,229	41,744	(27,741)	119,151
Total operating costs and expenses	26,919	2,079,500	200,474	(35,171)	2,271,722
Operating income (loss)	(14,567)	192,053	(18,107)	(3,258)	156,121
Other income (expense):
Interest expense, net	(29,333)	(12,183)	(9,763)	—	(51,279)
Foreign exchange loss	(21,543)	—	—	—	(21,543)
Equity in income of subsidiaries	89,239	(22,117)	—	(67,122)	—
Income (loss) before income taxes	23,796	157,753	(27,870)	(70,380)	83,299
Provision for income taxes	(24,743)	66,853	(9,368)	(1,245)	31,497
Income (loss) from continuing operations	48,539	90,900	(18,502)	(69,135)	51,802
Loss from discontinued operations, net of tax	—	(1,661)	(1,602)	—	(3,263)
Net (loss) income	$48,539	$89,239	$(20,104)	$(69,135)	$48,539

Georgia Gulf Corporation and Subsidiaries

Supplemental Condensed Consolidating Statement of Cash Flows Information

Year Ended December 31, 2008

(In thousands)	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(36,649)	$37,155	$40,886	$—	$41,392
Cash from investing activities:
Proceeds from issuance recoveries related to property, plant and equipment	—	7,308	—	—	7,308
Capital expenditures	—	(49,958)	(12,587)	—	(62,545)
Proceeds from sale of property, plant and equipment and assets held for sale	—	48,456	31,350	—	79,806
Net cash provided by investing activities	—	5,806	18,763	—	24,569
Cash from financing activities:
Net change in revolving line of credit	105,813	—	1,905	—	107,718
Long-term debt payments	(73,951)	(53)	—	—	(74,004)
Intercompany financing	23,099	—	(23,099)	—	—
Return of internal capital	—	(1,499)	1,499	—	—
Purchase and retirement of common stock	(110)	—	—	—	(110)
Fees paid to amend or issue debt facilities	(9,823)	—	—	—	(9,823)
Dividends	(8,379)	—	—	—	(8,379)
Net cash provided by (used in) financing activities	36,649	(1,552)	(19,695)	—	15,402
Effect of exchange rate changes on cash	—	—	(615)	—	(615)
Net change in cash and cash equivalents	—	41,409	39,339	—	80,748
Cash and cash equivalents at beginning of year	—	8,315	912	—	9,227
Cash and cash equivalents at end of year	$—	$49,724	$40,251	$—	$89,975

Georgia Gulf Corporation and Subsidiaries

Supplemental Condensed Consolidating Statement of Cash Flows Information

Year Ended December 31, 2007

(In thousands)	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) continuing operations	$51,735	$52,953	$23,472	$—	$128,159
Net cash (used in) provided by discontinued operations	—	—	398	—	398
Net cash provided by operating activities	51,735	52,953	23,870	—	128,557
Investing activities:
Capital expenditures	(112)	(65,814)	(17,744)	—	(83,670)
Proceeds from sale of property, plant and equipment	—	5,652	99,607	—	105,259
Distribution from affiliates in excess of earnings	27,322	4,177	—	(31,499)	—
Net cash provided by (used in) investing activities	27,210	(55,985)	81,863	(31,499)	21,589
Financing activities:
Net change in revolving line of credit	(5,950)	—	(1,291)	—	(7,241)
Long-term debt payments	(224,075)	(52)	(378)	—	(224,505)
Intercompany financing	165,916	—	(165,916)	—	—
Distribution to owner	—	—	(31,499)	31,499	—
Proceeds from sales leaseback of property	—	—	95,865	—	95,865
Fees paid to issue debt	(3,241)	—	—	—	(3,241)
Purchase and retirement of common stock	(685)	—	—	—	(685)
Dividends paid	(11,099)	—	—	—	(11,099)
Net cash provided by (used in) financing activities	(79,134)	(52)	(103,219)	31,499	(150,906)
Effect of exchange rate changes on cash and cash equivalents	189	—	157	—	346
Net change in cash and cash equivalents	—	(3,085)	2,671	—	(414)
Cash and cash equivalents at beginning of year	—	11,400	(1,759)	—	9,641
Cash and cash equivalents at end of year	$—	$8,315	$912	$—	$9,227

Georgia Gulf Corporation and Subsidiaries

Supplemental Condensed Consolidating Statement of Cash Flows Information

Year Ended December 31, 2006

(In thousands)	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by continuing operations	$22,108	$193,822	$16,207	$22,589	$254,726
Net cash (used in) provided by discontinued operations	—	8,141	(3,648)	(8,642)	(4,149)
Net cash provided by operating activities	22,108	201,963	12,559	13,947	250,577
Investing activities:
Capital expenditures	(28)	(82,709)	(8,033)	—	(90,770)
Acquisition of Royal Group and related payments, net of cash acquired	—	5,529	(1,098,156)	17,231	(1,075,396)
Settlement of foreign exchange contracts	(20,843)	—	—	—	(20,843)
Contributions and advances to affiliates	(957,816)	(67,418)	5,567	1,019,667	—
Proceeds from sale of property, plant and equipment	—	22,234	83,858	—	106,092
Net cash used in investing activities	(978,687)	(122,364)	(1,016,764)	1,036,898	(1,080,917)
Financing activities:
Net change in revolving line of credit	(123,400)	—	—	—	(123,400)
Intercompany financing	(366,485)	66,805	1,351,161	(1,051,481)	—
Long-term debt proceeds	1,493,543	—	—	—	1,493,543
Long-term debt payments	(2,249)	(149,300)	(345,825)	—	(497,374)
Fees paid for bridge financing	(2,325)	—	—	—	(2,325)
Fees paid to issue debt	(35,103)	—	(2,917)	—	(38,020)
Proceeds from issuance of common stock	3,194	—	—	—	3,194
Tax benefits from employee share-based exercises	1,432	—	—	—	1,432
Purchase and retirement of common stock	(1,032)	—	—	—	(1,032)
Dividends paid	(10,996)	—	—	—	(10,996)
Net cash provided by (used in) provided by financing activities	956,579	(82,495)	1,002,419	(1,051,481)	825,022
Effect of exchange rate changes on cash and cash equivalents	—	—	25	636	661
Net change in cash and cash equivalents	—	(2,896)	(1,761)	—	(4,657)
Cash and cash equivalents at beginning of year	—	14,296	2	—	14,298
Cash and cash equivalents at end of year	$—	$11,400	$(1,759)	$—	$9,641

23. DEBT EXCHANGE AND LONG-TERM DEBT AMENDMENT

On March 31, 2009, we commenced private exchange offers for our outstanding 7.125 percent senior notes due 2013 (the “2013 notes”), 9.5 percent senior notes due 2014 (the “2014 notes”), and 10.75 percent senior subordinated notes due 2016 (the “2016 notes” and collectively with the 2013 notes and 2014 notes, the “notes”). After numerous extensions and amendments, on July 29, 2009, we consummated our private exchange of equity for approximately $736.0 million, or 92.0 percent, in aggregate principal amount of the notes. The $736.0 million was comprised of $91.0 million of the $100 million of 2013 notes, $486.8 million of the $500 million of 2014 notes, and $158.1 million of the $200 million of 2016 notes. An aggregate of approximately 30.2 million shares of convertible preferred stock and 1.3 million shares of common stock were issued in exchange for the tendered notes after giving effect to a 1-for-25 reverse stock split (described in Note 1), which reduced the outstanding common shares, before the issuance of common shares in the debt exchange, to approximately 1.4 million shares. In exchange for each $1,000 in principal amount of the 2013 notes and 2014 notes, the Company issued 47.30 shares of convertible preferred stock and 2.11 shares of common stock and in exchange for each $1,000 in principal amount of the 2016 notes, the Company issued 18.36 shares of convertible preferred stock and 0.82 shares of common stock.

On July 2, 2009, we filed a Current Report on Form 8-K to update the historical financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, to among other items, add footnote 23 to the consolidated financial statements to disclose the uncertainty about our ability to continue as a going concern since, as of that date, there was substantial doubt about our ability to continue as a going concern. This substantial doubt arose because in connection with the exchange offers discussed above, we withheld about $38.0 million in aggregate interest payments on our 7.125 percent, 9.5 percent, and 10.75 percent notes, which constituted defaults under the related indentures. While we withheld the interest payments we obtained a series of amendments to our senior secured credit facility and obtained forbearances from certain of the note holders with respect to the withheld interest payments and the related defaults. Until we completed the exchange offers, there was uncertainty as to whether or not there would be an acceleration of indebtedness under any issue of the notes, which would have constituted cross defaults under the other note issues, our senior secured credit facility and our New Asset Securitization agreement. In the event we were not able to negotiate acceptable terms for and complete the exchange offers or obtain requisite future forbearances, we would have been required to explore alternatives, which could have included a potential reorganization or restructuring under the bankruptcy laws.

On July 29, 2009, the Company announced the completion of its debt for equity exchange offers and a long-term amendment to its senior secured credit facility. As a result, management believes that based on current and projected levels of operations and conditions in our markets, the effect of the ninth amendment to our senior secured credit facility, the exchange offers, cash flow from operations, together with our cash and cash equivalents of $104.3 million and the availability to borrow an additional $7.7 million under the revolving credit facility at June 30, 2009, will be adequate for the foreseeable future to make required payments of principal and interest on our debt and fund our working capital and capital expenditure requirements, meet the restrictive covenants and comply with the financial ratios of the senior secured credit facility. Therefore, the factors that gave rise to the substantial doubt about the Company’s ability to continue as a going concern have been fully remediated. As of June 30, 2009, the Company is in compliance with all required debt covenants.

The ninth amendment to our senior secured agreement adjusts the financial covenants to reflect current market conditions as well as the impact of the private debt exchange offers. The maximum leverage ratios and minimum interest coverage ratios were adjusted favorably for the Company through October 1, 2011. The amendment added a new minimum fixed charge coverage ratio covenant and a maximum senior secured leverage ratio covenant, and eliminated the minimum EBITDA covenant. The capital expenditure limitations established by the amendment are $35.0 million in 2009, $45.0 million in 2010 and 2011 and thereafter are $50.0 million per year. Our 2009 capital expenditures limit is $35.0 million. The amendment also allows us to use 50 percent of the first $45.0 million of net cash proceeds from asset dispositions to make additional capital expenditures, subject to certain annual limitations and minimum EBITDA requirements. The amendment replaced the $75.0 million minimum revolver availability requirement by permanently reducing the aggregate revolving commitments from $375.0 million to $300.0 million. Concurrently, we entered into an amendment to our new securitization agreement to conform the covenants to those in the ninth amendment to our senior secured credit facility.

GEORGIA GULF CORPORATION AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

Year Ended December 31,	Balance at beginning of period	Charged to costs and expenses, net of recoveries	Charged to other accounts		Deductions (1)	Balance at end of period
2006
Allowance for doubtful accounts	$2,457	$327	$14,241	(2)	$(878)	$16,147
2007
Allowance for doubtful accounts	$16,147	$6,968	$1,511	(3)	$(11,811)	$12,815
2008
Allowance for doubtful accounts	$12,815	$9,999	$(1,088)	(3)	$(9,419)	$12,307

NOTES:

(1)	Accounts receivable balances written off during the period, net of recoveries.

(2)	Represents the incremental allowance for doubtful accounts receivable for acquisition of Royal Group as of December 31, 2006.

(3)	Represents the foreign currency translation due to the change in the Canadian dollar to U.S. dollar exchange rate during the period.

Five-Year Selected Financial Data

(In thousands, except per share data,	Year Ended December 31,
percentages and employees)	2008*	2007*	2006*	2005	2004
Results of Operations:
Net sales	$2,916,477	$3,157,270	$2,427,843	$2,273,719	$2,206,239
Cost of sales	2,717,409	2,851,426	2,152,571	2,049,510	1,955,095
Selling, general and administrative expenses	168,572	225,607	119,151	61,444	60,721
Goodwill, intangibles and other long-lived asset impairment charges	175,958	158,960	—	—	—
Restructuring costs	21,973	3,659	—	—	—
(Gains) losses on sale of assets	(27,282)	1,304	—	—	—
Operating (loss) income	(140,153)	(83,686)	156,121	162,765	190,423
Interest expense	(134,513)	(134,568)	(51,648)	(20,527)	(23,778)
Foreign exchange (loss) gain	(4,264)	6,286	(21,543)	—	—
Interest income	1,308	805	369	120	115
(Loss) income from continuing operations before taxes	(277,622)	(211,163)	83,299	142,358	166,760
(Benefit) provision for income taxes (1)	(19,979)	44,000	31,497	46,855	60,868
(Loss) income from continuing operations	$(257,643)	$(255,163)	$51,802	$95,503	$105,892
Loss from discontinued operations, net of tax	—	(10,864)	(3,263)	—	—
Net (loss) income	$(257,643)	$(266,027)	$48,539	$95,503	$105,892
Basic (loss) earnings per share:
(Loss) income from continuing operations	$(193.00)	$(193.80)	$29.73	$62.34	$72.07
Loss from discontinued operations	—	(7.91)	(2.39)	—	—
Net (loss) income	$(193.00)	$(201.71)	$27.34	$62.34	$72.07
Diluted earnings (loss) per share:
(Loss) income from continuing operations	$(193.00)	$(193.80)	$29.67	$61.85	$71.21
Loss from discontinued operations	—	(7.91)	(2.37)	—	—
Net (loss) income	$(193.00)	$(201.71)	$27.30	$61.85	$71.21
Dividends per common share	6.00	8.00	8.00	8.00	8.00
Financial Highlights:
Working capital	$225,187	$200,745	$202,955	$62,330	$(69,358)
Property, plant and equipment, net	760,760	967,188	1,023,004	401,412	425,734
Total assets	1,610,401	2,201,664	2,458,227	1,000,953	963,830
Total debt	1,394,150	1,382,008	1,498,134	278,639	318,483
Asset securitization	111,000	147,000	128,000	141,000	165,000
Net cash provided by operating activities	41,392	128,557	250,577	71,145	135,967
Depreciation and amortization	143,718	150,210	85,019	63,101	64,554
Capital expenditures	62,545	83,670	90,770	32,044	23,441
Maintenance expenditures	109,130	111,187	80,464	79,584	79,750
Other Selected Data:
Earnings before interest, taxes, depreciation and amortization and other non-cash charges from continuing operations (“EBITDA”) (2)	$165,771	$211,405	$215,272	$224,469	$252,398
Weighted average shares outstanding—basic	1,378	1,374	1,364	1,355	1,319
Weighted average shares outstanding—diluted	1,378	1,374	1,375	1,368	1,338
Common shares outstanding	1,379	1,376	1,376	1,370	1,357
Return on sales	(8.8)%	(8.4)%	2.0%	4.2%	4.8%
Employees	4,463	5,249	6,654	1,123	1,207

*

Includes Royal Group financial data as of December 31, 2008 and 2007 and from October 3, 2006, the date of the acquisition. The years ended December 31, 2007 and 2006, include additional cost of sales of $2.0 million and $18.0 million, respectively, as a result of valuing Royal Group’s inventory at fair value as of the date of acquisition in accordance with accounting standards related to business combinations.

(1)	Provision for income taxes for 2008 and 2007 includes the effect of a $55.5 million and $52.1 million, respectively, valuation allowance on deferred tax assets in Canada.

(2)

EBITDA is commonly used by us and our investors to measure our ability to service our indebtedness. EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States (“GAAP”) and should not be considered as an alternative to net income as a measure of performance or to net cash flows provided by operations as a measure of liquidity. In addition, our calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited. For 2006, the write-off of deferred debt issuance costs has been included as interest expense. For 2007 and 2008, the impairment of goodwill, intangibles and other long-lived assets have been included as non-cash charges added back to our calculation of EBITDA. We believe that the closest GAAP measure of financial performance to EBITDA is net cash provided by operating activities. The following is a reconciliation of EBITDA to net cash provided by operating activities. Note that “Tax benefit related to stock plans” and “Stock based compensation” are included in change in operating assets, liabilities and other.

	Year Ended December 31,
(In thousands)	2008	2007	2006	2005	2004
EBITDA	$165,771	$211,405	$215,272	$224,469	$252,398
Interest expense, net	(133,205)	(133,763)	(51,279)	(20,407)	(23,663)
Benefit from (provision for) income taxes	19,979	(44,000)	(31,497)	(46,855)	(60,868)
Provision for deferred income taxes	(23,435)	26,832	(21,189)	(15,067)	3,686
Amortization of debt issuance costs	6,896	6,252	2,242	1,397	2,579
Change in operating assets, liabilities and other	5,386	61,831	137,028	(72,392)	(38,165)
Net cash provided by operating activities	$41,392	$128,557	$250,577	$71,145	$135,967

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Number	Exhibit

23.1	Consent of Deloitte & Touche LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORGIA GULF CORPORATION

	By:	/s/ Gregory C. Thompson
	Name:	Gregory C. Thompson
	Title:	Chief Financial Officer and Treasurer
Date: September 2, 2009